                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-33975

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.
               954,496.517 UNITS OF LIMITED PARTNERSHIP INTEREST
                             ---------------------
                                   SUPPLEMENT
                                 TO PROSPECTUS
                            DATED NOVEMBER 10, 1997

THIS SUPPLEMENT IS AN INTEGRAL PART OF, AND MUST BE READ TOGETHER WITH, THE PROSPECTUS DATED NOVEMBER 10, 1997 (THE "PROSPECTUS"). ALL CAPITALIZED TERMS USED IN THIS SUPPLEMENT AND NOT DEFINED HEREIN SHALL HAVE THE SAME MEANINGS AS USED IN THE PROSPECTUS. ALL PAGE AND SECTION REFERENCES HEREIN ARE TO THE PROSPECTUS, EXCEPT REFERENCES TO PAGES PRECEDED BY AN "S-", WHICH ARE TO THIS SUPPLEMENT.

THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES ARE SUITABLE FOR INVESTMENT ONLY BY A PERSON WHO CAN AFFORD TO LOSE HIS ENTIRE INVESTMENT. SEE "SUMMARY OF THE PROSPECTUS--INVESTMENT REQUIREMENTS" (PAGE 1), "RISK FACTORS" (PAGE 11), AND "CONFLICTS OF INTEREST" (PAGE 18).

    The Partnership is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

    An investment in the Partnership involves significant risks, including the following:

    - Futures interests trading is speculative and volatile. The Partnership's trading has been volatile. Such volatility could result in an investor losing all or a substantial part of his investment.

    - The Partnership is subject to substantial charges by the Trading Advisor, the General Partner and MS & Co. The Partnership must earn estimated net trading profits of 3.23% per year of its average annual Net Assets (after taking into account estimated interest income based upon current rates of 5%) in order to offset Partnership expenses, and 4.96% to offset Partnership expenses and the 2% redemption charge if Units are redeemed on or prior to the last day of the eleventh month after they are purchased.

    - No secondary market for Units exists. Units may be redeemed monthly only after the end of the sixth month following the closing at which an investor first became a Limited Partner. A Unit redeemed at or prior to the twenty-fourth month following the closing at which such Unit was issued may be subject to redemption charges. Certain market conditions may result in possible delays in, or inability to pay, redemptions.

    - Conflicts of interests exist that may adversely affect the Partnership, including the facts that the Trading Advisor, DWR, the General Partner and the Commodity Brokers are affiliates, fees to such parties have not been negotiated in arm's-length transactions, and DWR employees will receive a portion of the brokerage fees paid by the Partnership. See "Conflicts of Interest."

    - The Partnership will not be profitable unless the Trading Advisor is successful with its trading program. Past performance is not necessarily indicative of future results.

    - While the General Partner does not intend to make any distributions, profits earned in any year will result in taxable income to investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN ANY ONE OF THESE POOLS NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.
                            ------------------------

                           MORGAN STANLEY DEAN WITTER
                    DEAN WITTER REYNOLDS INC., SELLING AGENT
                 THE DATE OF THIS SUPPLEMENT IS JULY 10, 1998.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
The Offering, Plan of Distribution and Subscription Procedure.............................................        S-1
The Partnership...........................................................................................        S-2
  Performance Record......................................................................................        S-2
  Selected Financial Data.................................................................................        S-3
  Management's Discussion and Analysis of Financial Condition and Results of Operations...................        S-4
Description of Charges to the Partnership.................................................................        S-5
Capitalization............................................................................................        S-6
The General Partner.......................................................................................        S-7
  Directors and Officers of the General Partner...........................................................        S-7
  Description and Performance Information of Commodity Pools Operated by the General Partner..............        S-7
The Trading Advisor.......................................................................................       S-11
Certain Litigation........................................................................................       S-12
Potential Advantages......................................................................................       S-12
Experts...................................................................................................       S-14
Morgan Stanley Tangible Asset Fund L.P.
  Statement of Financial Condition........................................................................       S-15
  Statement of Operations.................................................................................       S-16
  Statement of Changes in Partners' Capital...............................................................       S-17
  Statement of Cash Flows.................................................................................       S-18
  Footnotes to Financial Statements (unaudited)...........................................................       S-19
Demeter Management Corporation
  Independent Auditors' Report............................................................................       S-22
  Statements of Financial Condition.......................................................................       S-23
                                                                                                                 S-24
  Notes to Statements of Financial Condition..............................................................
    (Certain information relating to the financial condition of Demeter Management Corporation's parent is contained in "The General Partner")
Annex A--Subscription and Exchange Agreement and Power of Attorney........................................        A-1

   THE FOLLOWING INFORMATION SUPPLEMENTS, OR, IN CERTAIN INSTANCES, REPLACES PORTIONS OF, THE PROSPECTUS, AND ACCORDINGLY MUST BE READ AS AN INTEGRAL PART OF
                                THE PROSPECTUS.
                       THE OFFERING, PLAN OF DISTRIBUTION
                           AND SUBSCRIPTION PROCEDURE

    THE FOLLOWING UPDATES AND REPLACES, WHERE APPLICABLE, THE INFORMATION UNDER "SUMMARY OF THE PROSPECTUS--THE OFFERING" ON PAGES 7-9, "PLAN OF DISTRIBUTION" ON PAGES 51-54, AND "SUBSCRIPTION PROCEDURE" ON PAGES 54-55.

    At the First Closing held on January 2, 1998, 2,547,686.803 Units were issued and sold, at $10.00 per Unit, and the Partnership received proceeds of $25,476,868.03. At the Second Closing held on February 2, 1998, 572,639.328
Units were issued and sold, at $10.13 per Unit (the Net Asset Value per Unit as of the close of business on January 31, 1998), and the Partnership received proceeds of $5,800,837.21. At the Third Closing held on March 2, 1998, 367,946.812 Units were issued and sold, at $9.53 per Unit (the Net Asset Value per Unit as of the close of business on February 28, 1998), and the Partnership received proceeds of $3,506,533.00. At the Fourth Closing held on April 1, 1998, 557,230.540 Units were issued and sold, at $9.54 per Unit (the Net Asset Value per Unit as of the close of business on March 31, 1998), and the Partnership received proceeds of $5,315,979.31. Thus, an aggregate of 4,045,503.483 Units were issued and sold at the four Closings, and the Partnership received aggregate proceeds of $40,100,217.55. In connection with the four Closings, the General Partner contributed an aggregate of $430,000 to the Partnership, and was issued an aggregate of 43,395.648 Units of General Partnership Interest, which it still owned as of May 31, 1998.

    Notwithstanding the statement in the Prospectus that the Offering Period was not to be extended beyond May 29, 1998, the Partnership, the General Partner, the Trading Advisor and DWR have now agreed to extend the Offering Period until no later than October 16, 1998 (the "Extended Offering Period"). Accordingly, the 954,496.517 Units remaining unsold after the Fourth Closing are now being offered for sale, in the sole discretion of the General Partner, at a Fifth and Sixth Closing, currently scheduled to be held on August 3, 1998 and September 1, 1998, respectively, and possibly at a Seventh Closing, at a price per Unit equal to 100% of the Net Asset Value thereof as of the close of business on the last day of the month immediately preceding such closing. No minimum number of Units need be issued and sold during the Extended Offering Period.

    Pursuant to the Selling Agreement, as amended, among the Partnership, the General Partner, the Trading Advisor and DWR, DWR will use its best efforts to sell the Units offered during the Extended Offering Period, but DWR has not made any commitment to offer and sell a specific amount of Units or to purchase any Units. Funds with respect to a subscription received during the Extended Offering Period and not immediately rejected by the General Partner will be transferred to, and held in escrow by, the Escrow Agent, and interest will be earned and paid on such escrowed amounts, in the same manner described under "Plan of Distribution" in the Prospectus. Employees of DWR will receive compensation from DWR, and not from the Partnership, out of the portion of the brokerage fees received by DWR from MS & Co., with regard to Units sold during the Extended Offering Period, on the same basis described under "Plan of Distribution" in the Prospectus with regard to Units sold at the first four Closings.

    In order to purchase Units during the Extended Offering Period, a subscriber must complete, execute and deliver to DWR the Subscription Signature Page (pages 9 and 10) or Exchange Signature Page (pages 11 and 12), as applicable, from the form of Subscription and Exchange Agreement and Power of Attorney annexed to this Supplement as Annex A (in lieu of the form annexed to the Prospectus as Exhibit B). A separate execution copy of such Agreement accompanies this Supplement or may be obtained, after delivery of the Prospectus, this Supplement and the Partnership's latest Monthly Report, from a local DWR branch office.

                                THE PARTNERSHIP

    THE FOLLOWING SUPPLEMENTS THE PROSPECTUS BY PROVIDING INFORMATION CONCERNING THE PERFORMANCE OF THE PARTNERSHIP SINCE IT COMMENCED TRADING.

PERFORMANCE RECORD

    The Partnership began trading on January 2, 1998. The performance summary of the Partnership from the commencement of trading through May 31, 1998 is set forth in Table I below. All performance information has been calculated on an accrual basis in accordance with generally accepted accounting principles.

                            ------------------------

INVESTORS ARE CAUTIONED THAT THE INFORMATION SET FORTH IN THE CAPSULE PERFORMANCE SUMMARY IS NOT INDICATIVE OF, AND HAS NO BEARING ON, ANY TRADING RESULTS WHICH MAY BE ATTAINED BY THE PARTNERSHIP IN THE FUTURE. SINCE PAST RESULTS ARE NOT A GUARANTEE OF FUTURE RESULTS, THERE CAN BE NO ASSURANCE THAT THE PARTNERSHIP WILL MAKE ANY PROFITS AT ALL OR WILL BE ABLE TO AVOID INCURRING SUBSTANTIAL LOSSES. INVESTORS SHOULD ALSO NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL'S TOTAL INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED OR UNREALIZED LOSSES FROM FUTURES INTEREST TRADING.

                                                                         TABLE I

               PERFORMANCE OF MORGAN STANLEY TANGIBLE ASSET FUND

Type of Pool:  Publicly-Offered Fund
Inception of Trading:  January 2, 1998
Aggregate Subscriptions:  $40,530,217
Current Capitalization:  $35,421,681
Current Net Asset Value per Unit:  $8.67
Worst Monthly % Drawdown (Month/Year):  (6.87)% (May 1998)
Worst Month-End Peak-to-Valley Drawdown:  (14.41)% (4 months, 2/98-5/98)

                                                                     MONTHLY RATE
                                                                       OF RETURN
                                                                     -------------
MONTH                                                                    1998
-------------------------------------------------------------------  -------------
                                                                           %
January............................................................      1.30
February...........................................................     (5.92)
March..............................................................      0.10
April..............................................................     (2.41)
May................................................................     (6.87)
Compound Annual/Period
 Rate of Return....................................................     (13.30)
                                                                      (5 months)

                               FOOTNOTES TO TABLE

    "DRAWDOWN" MEANS DECLINE IN NET ASSET VALUE PER UNIT. "WORST MONTH-END PEAK-TO-VALLEY DRAWDOWN" AS USED HEREIN IS EQUIVALENT TO THE "DRAWDOWN" EXPERIENCED BY THE PARTNERSHIP, DETERMINED IN ACCORDANCE WITH CFTC RULE 4.10, AND REPRESENTS THE GREATEST PERCENTAGE DECLINE FROM ANY MONTH-END NET ASSET VALUE PER UNIT WHICH OCCURS WITHOUT SUCH MONTH-END NET ASSET VALUE PER UNIT BEING EQUALED OR EXCEEDED AS OF A SUBSEQUENT MONTH-END. IN DOLLAR TERMS, FOR EXAMPLE, IF THE NET ASSET VALUE PER UNIT OF THE PARTNERSHIP DECLINED BY $1 IN EACH OF JANUARY AND FEBRUARY, INCREASED BY $1 IN MARCH AND DECLINED AGAIN BY $2 IN APRIL, A "PEAK-TO-VALLEY DRAWDOWN" ANALYSIS CONDUCTED AS OF THE END OF APRIL WOULD CONSIDER THAT "DRAWDOWN" TO BE STILL CONTINUING AND TO BE $3 IN AMOUNT, WHEREAS IF THE NET ASSET VALUE OF

A UNIT HAD INCREASED BY $2 IN MARCH, THE JANUARY-FEBRUARY DRAWDOWN WOULD HAVE ENDED AS OF THE END OF FEBRUARY AT THE $2 LEVEL. SUCH "DRAWDOWNS" ARE MEASURED ON THE BASIS OF MONTH-END NET ASSET VALUES ONLY, AND DO NOT REFLECT INTRA-MONTH FIGURES.

    "MONTHLY RATE OF RETURN" IS THE PERCENTAGE CHANGE IN NET ASSET VALUE PER UNIT FROM ONE MONTH TO ANOTHER.

    "COMPOUND ANNUAL (PERIOD) RATE OF RETURN" IS CALCULATED BY MULTIPLYING ON A COMPOUND BASIS EACH OF THE MONTHLY RATES OF RETURN AND NOT BY ADDING OR AVERAGING SUCH MONTHLY RATES OF RETURN. FOR PERIODS OF LESS THAN ONE YEAR, THE RESULTS ARE YEAR-TO-DATE.

SELECTED FINANCIAL DATA

    The following is the results of operations of the Partnership for the period from January 2, 1998 (commencement of operations) to March 31, 1998. For the complete financial statements of the Partnership, see page F-1 of the Prospectus and page S-15 of this Supplement. For performance information with respect to the Partnership, see "The Partnership--Performance Record" above.

                                                             FOR THE PERIOD
                                                                  FROM
                                                            JANUARY 2, 1998
                                                            (COMMENCEMENT OF
                                                             OPERATIONS) TO
                                                             MARCH 31, 1998
                                                            ----------------
                                                                   $
REVENUES
Trading Profit (Loss):
  Realized................................................       (1,378,000)
  Net change in unrealized................................           97,560
                                                            ----------------
    Total Trading Results.................................       (1,280,440)
Interest income (MS & Co.)................................          313,122
                                                            ----------------

    Total Revenues........................................         (967,318)
                                                            ----------------
EXPENSES
Brokerage fees (MS & Co. and MSIL)........................          277,573
Management fees (MSCM)....................................          190,118
Service fee (Demeter).....................................           76,047
                                                            ----------------
    Total Expenses........................................          543,738
                                                            ----------------
NET LOSS..................................................       (1,511,056)
                                                            ----------------
                                                            ----------------
NET LOSS ALLOCATION:
Limited Partners..........................................       (1,475,165)
General Partner...........................................          (35,891)

NET LOSS PER UNIT:
Limted Partners...........................................             (.46)
General Partners..........................................             (.46)

TOTAL ASSETS AT END OF PERIOD.............................       39,214,236
TOTAL NET ASSETS AT END OF PERIOD.........................       39,014,097
NET ASSET VALUE PER UNIT AT END OF PERIOD
Limited Partners..........................................             9.54
General Partner...........................................             9.54

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    LIQUIDITY. The Partnership's assets are on deposit in separate commodity interest trading accounts with MS & Co. and MSIL, the Commodity Brokers, and are used by the Partnership as margin to engage in commodity futures, forward contracts and other commodity interest trading. MS & Co. and MSIL hold such assets in either designated depositories or in securities approved by the CFTC for investment of customer funds. The Partnership's assets held by MS & Co. and MSIL may be used as margin solely for the Partnership's trading. Since the Partnership's sole purpose is to trade in commodity futures contracts and other commodity interests, it is expected that the Partnership will continue to own such liquid assets for margin purposes.

    The Partnership's investment in commodity futures contracts, forward contracts and other commodity interests may be illiquid. If the price for a futures contract for a particular commodity has increased or decreased by an amount equal to the "daily limit," positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Partnership from promptly liquidating its commodity futures positions and could result in restrictions on redemptions.

    CAPITAL RESOURCES. The Partnership does not have, nor does it expect to have, any capital assets. Redemptions and sales of additional Units in the future will affect the amount of funds available for investments in subsequent periods. As redemptions are at the discretion of Limited Partners, it is not possible to estimate the amount and therefore, the impact of future redemptions.

    RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 1998. For the quarter ended March 31, 1998, the Partnership's total trading losses net of interest income were $967,318. During the first quarter, the Partnership recorded a loss in Net Asset Value per Unit. The most significant losses were recorded during January and February in the energy markets as the Partnership's long-only trading approach resulted in losses as oil and gas prices moved lower. Additional losses were recorded for the Partnership from long positions in corn and wheat futures during February and March and from long livestock futures positions during January. In soft commodities, losses were recorded from long coffee futures positions during February and March as coffee prices moved lower. A portion of the Partnership's overall losses was offset by profits experienced from long precious metals futures positions. The most significant gains were recorded during February as silver prices moved sharply higher. Smaller gains were recorded in gold and platinum futures trading during February and March. Total expenses for the quarter were $543,738, resulting in a net loss of $1,511,056. The value of an individual Unit in the Partnership decreased from $10.00 at January 2, 1998 to $9.54 at March 31, 1998.

                   DESCRIPTION OF CHARGES TO THE PARTNERSHIP

    THE FOLLOWING UPDATES THE BREAK EVEN INFORMATION UNDER "SUMMARY OF THE PROSPECTUS-- DESCRIPTION OF CHARGES TO THE PARTNERSHIP" ON PAGE 5, AND UPDATES AND REPLACES "DESCRIPTION OF CHARGES TO THE PARTNERSHIP--6. BREAK EVEN ANALYSIS" ON PAGES 25-26 TO REFLECT A CURRENT SELLING PRICE.

6.  BREAK EVEN ANALYSIS

    Based upon the annual fees and expenses of the Partnership, the Partnership will be required to earn estimated net trading profits (after taking into account estimated interest income) of 4.27% of its average Net Assets in its first year in order for a Limited Partner to pay the 1% redemption charge and to recoup its initial investment upon redemption after one year.

    Based upon the Net Asset Value per Unit of $8.67 as of May 31, 1998, the Partnership must earn estimated net trading profits of $0.37 per Unit, in order for a Limited Partner to recoup its initial investment upon redemption of a Unit after one year after payment by the Partnership of its expenses and payment of the 1% redemption charge (as calculated below).

                                                                                        AFTER             AFTER
                                                                                  ELEVEN MONTHS(8)      ONE YEAR
                                                                                ---------------------  -----------
Net Asset Value per Unit(1)...................................................        $    8.67         $    8.67
Management Fee(2).............................................................             0.20              0.22
Brokerage Fee(3)..............................................................             0.29              0.32
Service Fee(4)................................................................             0.08              0.09
Redemption Charge(5)..........................................................             0.18              0.09
Incentive Fee(6)..............................................................               --                --
Less: Interest Income(7)......................................................             0.32              0.35
Amount of Trading Income Required for a Limited Partner to Recoup its
  Investment..................................................................             0.43              0.37
Percentage of Net Asset Value per Unit........................................             4.96%             4.27%

------------------------

NOTES

(1) Units are offered for sale at the Fifth and Sixth Closings, and possibly a Seventh Closing, at a price per Unit equal to 100% of the Net Asset Value of a Unit as of the close of business on the last day of the month immediately preceding such closing.

(2) Monthly management fees are equal to 5/24 of 1% of the Net Assets on the first day of each month (a 2.5% annual rate).

(3) The brokerage fee is a monthly fee of 1/12 of 3.65% of Net Assets as of the first day of the month (a 3.65% annual rate). Such fee covers all brokerage fees and transaction fees and costs (including "give up" and transfer fees).

(4) The service fee is a monthly fee of 1/12 of 1% of Net Assets as of the first day of each month (a 1% annual rate).

(5) Units redeemed on or prior to the last day of the eleventh month after the date of purchase are subject to a 2% redemption charge; Units redeemed after the last day of the eleventh month and on or prior to the last day of the twenty-fourth month after the date of purchase are subject to a 1% redemption charge.

(6) Incentive fees are assumed to be zero because (i) interest income will exceed the redemption charge, and (ii) the Trading Advisor's profits from futures interests trading will equal all of the other fees and expenses reflected in this table.

(7) MS & Co. will credit the Partnership at each month-end with interest income as if 80% of the Partnership's average daily Net Assets for the month were invested at a rate based on U.S. Treasury Bills. Such rate was estimated at 5% for purposes of the calculation.

(8) Supplementally, Units redeemed on or prior to the last day of the eleventh month after the date of purchase are subject to a 2% redemption charge. In calculating the break even analysis for a redemption occurring on the last day of the eleventh month, the management fee, brokerage fee, service fee and interest income were each prorated over an 11-month period.

                                 CAPITALIZATION

    THE FOLLOWING UPDATES AND REPLACES "CAPITALIZATION" ON PAGES 28-29.

    The following table sets forth the capitalization of the Partnership as of May 31, 1998 and the pro forma capitalization of the Partnership adjusted to reflect (i) the proceeds (at the Net Asset Value of $8.67 per Unit as of May 31,
1998) from the sale during the Extended Offering Period of the 954,496.517 unsold Units offered by this Supplement, and (ii) the capital contribution required of the General Partner based on such capitalization of the Partnership. There will be no difference insofar as sharing of profits and losses are concerned between Units of Limited Partnership Interest and Units of General Partnership Interest:

                                                                                                    PRO FORMA
                                                                                                   AMOUNT TO BE
                                                                                     AMOUNT       OUTSTANDING IF
                                                                                  OUTSTANDING       ADDITIONAL
                                                                                     AS OF          UNITS ARE
                                                                                  MAY 31, 1998       SOLD(1)
                                                                                 --------------  ----------------
Limited Partnership Interest(2)................................................  $   35,045,405   $   43,320,890
General Partnership Interest(3)................................................         376,276          437,585
                                                                                 --------------  ----------------
    Total......................................................................  $   35,421,681   $   43,758,475
                                                                                 --------------  ----------------
                                                                                 --------------  ----------------

------------------------

(1) Pro forma amounts shown assume that all Units are sold at the May 31, 1998 Net Asset Value per Unit of $8.67.

(2) Units are being offered in the Extended Offering Period for sale at a Fifth and Sixth Closing, and possibly at a Seventh Closing, at a price based on the Net Asset Value per Unit as of the close of business on the last day of the month immediately preceding such Closing. The actual proceeds from such sale will depend upon the Net Asset Value per Unit applicable to the Closing.

(3) The General Partner has agreed to contribute in $1,000 increments at each closing an additional amount in cash as is necessary to make the General Partner's capital contribution at least equal to the greater of (a) 1% of aggregate capital contributions to the Partnership (including the General Partner's contribution) and (b) $25,000. Such additional contributions by the General Partner need not exceed the amount described above and shall be evidenced by Units of General Partnership Interest, each of which will have a Net Asset Value per Unit equal to that of the Partnership's Net Asset Value per Unit at the date of such closing. Under certain conditions and where modification will not adversely affect the interests of Limited Partners, the General Partner's minimum investment requirements may be modified by the General Partner at its option, without notice to or the consent of the Limited Partners.

                              THE GENERAL PARTNER

    THE FOLLOWING UPDATES THE INFORMATION UNDER "THE GENERAL PARTNER" ON PAGES 29-34.

    As reflected in the 1997 Annual Report and Form 10-Q for the quarter ended February 28, 1998 of Morgan Stanley Dean Witter & Co. ("MSDW"; formerly, Morgan Stanley, Dean Witter, Discover & Co.). MSDW had total shareholders' equity of $13,956 million and total assets of $302,287 million as of November 30, 1997 (audited) and total shareholder's equity of $14,524 million and total assets of $345,534 million as of February 28, 1998 (unaudited). Additional financial information regarding MSDW is included in the financial statements filed as part of such Annual Report and Form 10-Q. MSDW will provide to investors, upon request, copies of its most recent Forms 10-K, 10-Q and 8-K, as filed from time to time with the SEC. Such reports will be available for review or copying at the offices of the SEC, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549 or will be available at no charge by writing to MSDW at 1585 Broadway, New York, New York 10036 (Attn: Investor Relations).

DIRECTORS AND OFFICERS OF THE GENERAL PARTNER

    Patti L. Behnke is no longer an officer of the General Partner.

    Lewis A. Raibley, III, age 36, is Vice President and Chief Financial Officer of the General Partner. Mr. Raibley is currently Senior Vice President and Controller in the Individual Asset Management Group of MSDW. From July 1997 to May 1998, Mr. Raibley served as Senior Vice President and Director in the Internal Reporting Department of MSDW and, prior to that, from 1992 to 1997, he served as Senior Vice President and Director in the Financial Reporting and Policy Division of DWD. He has been with DWD and its affiliates since June 1986.

DESCRIPTION AND PERFORMANCE INFORMATION OF COMMODITY POOLS OPERATED BY THE
  GENERAL PARTNER

    The following table sets forth summary information for the 23 other commodity pools (other than four pools exempt from disclosure under CFTC Rule 4.7) operated to date by Demeter, thirteen of which employ one trading advisor and ten of which employ more than one trading advisor, for which Demeter serves as general partner. In the context of a pool with only one trading advisor, Demeter performs general monitoring of the trading advisor and administrative services. Generally, in the context of pools with more than one trading advisor, in addition to providing general monitoring and administrative services, Demeter provides asset allocation strategies in the selection and replacement of trading advisors as well as in the allocation of assets to such advisors.

    While each of these commodity pools has essentially the same objective, appreciation of its assets through speculative trading, the structure (including fees and interest income arrangements) and performance of these pools varies widely. For example, certain pools employ only one trading advisor while others employ more than one advisor (several pools employ two to four trading advisors and some have employed more than ten trading advisors at the same time). Certain pools are so-called "principal protection pools," offering an assurance of principal return at a date certain. The performance records of these pools include several pools that have traded unprofitably, including four pools that have terminated trading due to losses; other pools that have not incurred losses, but have not achieved significant profits; and certain pools that have performed well over time.

    All summary performance information is current as of April 30, 1998. Performance information is set forth for the most recent five full years of each pool, or in the event that a pool has been trading for less than five years, performance information is set forth from the inception of trading. Except as otherwise indicated, rate of return information prior to January 1, 1993 has not been included for pools that have been trading for more than five years in accordance with CFTC regulations. In reviewing the following summary performance information, prospective investors should understand that (i) such performance is calculated on the accrual basis in accordance with generally accepted accounting principles and is "net" of all fees and charges, and (ii) a more complete presentation of the performance of the futures funds operated or managed by the General Partner and/or its affiliates is available without charge upon request to the General Partner.

    PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS AND MATERIAL DIFFERENCES EXIST BETWEEN THE COMMODITY POOLS DESCRIBED HEREIN AND THE PARTNERSHIP. THERE CAN BE NO ASSURANCE THAT THE PARTNERSHIP WILL PERFORM IN A MANNER COMPARABLE TO ANY OF THE COMMODITY POOLS DESCRIBED BELOW OR THAT THE PARTNERSHIP WOULD HAVE DONE SO IN THE PAST. INVESTORS SHOULD ALSO NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL'S TOTAL INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED OR UNREALIZED LOSSES FROM COMMODITY TRADING.

                              -------------------

    PROSPECTIVE INVESTORS SHOULD NOTE THAT THE PERFORMANCE RECORDS OF THE COMMODITY POOLS OPERATED BY THE GENERAL PARTNER ARE SET FORTH IN SUMMARY FORM HEREIN. A MORE DETAILED PRESENTATION OF SUCH PERFORMANCE INFORMATION WILL BE PROVIDED TO ANY PROSPECTIVE INVESTOR UPON REQUEST AND WITHOUT CHARGE.

                              -------------------

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                         DEMETER MANAGEMENT CORPORATION
 CAPSULE SUMMARY OF PERFORMANCE INFORMATION REGARDING COMMODITY POOLS OPERATED
  (EXCEPT AS OTHERWISE INDICATED, BEGINNING JANUARY 1, 1993 THROUGH APRIL 30,
                                     1998)

                                                                                                             CURRENT
                                                                                                               NET
                                                                                               CURRENT        ASSET      CUMULATIVE
                                                                                                TOTAL         VALUE        RETURN
                                                    START       CLOSE        AGGREGATE        NET ASSET        PER         SINCE
               FUND TYPE/FUND(1)                   DATE(2)     DATE(3)    SUBSCRIPTION(4)      VALUE(5)      UNIT(6)    INCEPTION(7)
------------------------------------------------  ----------  ----------  ----------------  --------------  ----------  ------------
                                                                                 $                $             $            %
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
DWR Commodity Partners                            Jan-81      Dec-88            9,648,397          739,757      488.29       (51.37)
Columbia Futures Fund(11)                         Jul-83      N/A              29,276,299        8,676,206    2,638.16       169.20
DW Diversified Futures Fund L.P.(11)              Apr-88      N/A             206,815,107      122,410,956      924.29       266.48
DW Multi-Market Portfolio L.P.(11)                Sep-88      N/A             252,526,000        9,506,820    1,038.59         3.86
DW Diversified Futures Fund II L.P.               Jan-89      N/A              13,210,576       10,192,431    2,436.29       143.63
DW Diversified Futures Fund III L.P.              Nov-90      N/A             126,815,755       61,695,355    1,531.19        53.12
DW Portfolio Strategy Fund L.P.(11)               Feb-91      N/A             143,522,564      122,833,612    2,257.56       125.76
DWFCM International Access Fund L.P.              Mar-94      N/A              68,115,440       41,679,647    1,332.17        33.22
DW Spectrum Global Balanced L.P.(11)              Nov-94      N/A              32,155,851       30,401,819       14.33        43.30
PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
DW Cornerstone Fund I                             Jan-85      Dec-91           19,122,276          281,303      456.80       (53.15)
DW Cornerstone Fund II(11)                        Jan-85      N/A              65,634,484       27,748,445    3,467.26       255.62
DW Cornerstone Fund III(11)                       Jan-85      N/A             137,116,765       41,235,639    3,086.21       216.53
DW Cornerstone Fund IV(11)                        May-87      N/A             167,936,749      108,660,798    4,184.48       329.18
DW Spectrum Select L.P.(11)                       Aug-91      N/A             200,874,673      153,983,232       20.08       100.80
DW Global Perspective Portfolio L.P.              Mar-92      N/A              67,424,535       18,298,896      881.82       (11.82)
DW World Currency Fund L.P.                       Apr-93      N/A             114,945,830       27,973,610      929.96        (7.00)
DW Spectrum Strategic L.P.                        Nov-94      N/A              79,348,721       57,064,085        9.73        (2.70)
DW Spectrum Technical L.P.                        Nov-94      N/A             196,199,149      192,367,410       14.03        40.30
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITH "PRINCIPAL PROTECTION"
DW Principal Guaranteed Fund III L.P.             Jul-89      Sep-95          126,263,000        7,022,437    1,000.00         0.00
DW Principal Plus Fund L.P.(11)                   Feb-90      N/A             109,013,535       52,512,157    1,781.09        78.11
PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISOR WITH "PRINCIPAL PROTECTION"
DW Principal Guaranteed Fund II, L.P.             Mar-89      Mar-96          162,203,303        4,966,449    1,056.55         5.66
PRIVATELY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT "PRINCIPAL PROTECTION"
DWR Chesapeake L.P.                               Nov-94      N/A              16,854,355       17,478,937    1,865.00        86.50
DWR/JWH Futures Fund L.P.                         Feb-96      N/A              24,257,946       22,644,603    1,116.57        11.66


                                                      WORST       WORST PEAK-      COMPOUND ANNUAL RATES OF RETURN(10)
                                                    MONTHLY %      TO-VALLEY    ------------------------------------------
               FUND TYPE/FUND(1)                   DRAWDOWN(8)    DRAWDOWN(9)       1998          1997           1996
------------------------------------------------  -------------  -------------  ------------  -------------  -------------
                                                        %              %             %              %              %
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT
DWR Commodity Partners                                 (34.48)          (64.23)
                                                         7/88       4/86-12/88
Columbia Futures Fund(11)                              (17.54)          (42.58)        (6.81)         22.60          19.09
                                                         4/86        7/83-9/85     (4 months)
DW Diversified Futures Fund L.P.(11)                   (12.85)          (24.86)        (9.43)         11.96          (2.66)
                                                         5/90        5/95-6/96     (4 months)
DW Multi-Market Portfolio L.P.(11)                     (13.26)          (29.84)        (9.03)         13.28          (6.76)
                                                         2/96        5/95-6/96     (4 months)
DW Diversified Futures Fund II L.P.                    (13.41)          (25.62)        (9.24)         11.28          (4.83)
                                                         8/89        5/95-6/96     (4 months)
DW Diversified Futures Fund III L.P.                   (13.62)          (27.00)        (9.51)         12.29          (4.73)
                                                         1/92        5/95-6/96     (4 months)
DW Portfolio Strategy Fund L.P.(11)                    (14.40)          (25.65)        (4.88)         11.28          25.50
                                                         1/92        1/92-4/92     (4 months)
DWFCM International Access Fund L.P.                   (12.87)          (22.84)       (10.12)         26.22           3.97
                                                         1/95        8/94-1/95     (4 months)
DW Spectrum Global Balanced L.P.(11)                    (7.92)          (10.64)         4.22          18.23          (3.65)
                                                         2/96        2/96-5/96     (4 months)
PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISO
DW Cornerstone Fund I                                  (20.88)          (64.47)
                                                         8/91        4/86-8/91
DW Cornerstone Fund II(11)                             (11.74)          (32.70)        (6.92)         18.05          11.47
                                                         9/89       7/88-10/89     (4 months)
DW Cornerstone Fund III(11)                            (18.28)          (32.35)         3.10          10.24           8.24
                                                         2/89       2/89-10/89     (4 months)
DW Cornerstone Fund IV(11)                             (21.04)          (45.21)        (5.66)         38.41          12.97
                                                         9/89        7/89-9/89     (4 months)
DW Spectrum Select L.P.(11)                            (13.72)          (26.77)        (3.69)          6.22           5.27
                                                         1/92        6/95-8/96     (4 months)
DW Global Perspective Portfolio L.P.                    (8.55)          (40.90)        (8.83)         11.16           9.26
                                                         2/96        8/93-1/95     (4 months)
DW World Currency Fund L.P.                             (9.68)          (46.04)        (6.42)         39.35          12.97
                                                         5/95        8/93-1/95     (4 months)
DW Spectrum Strategic L.P.                             (11.06)          (21.91)        (9.15)          0.37          (3.53)
                                                         4/98        4/97-4/98     (4 months)
DW Spectrum Technical L.P.                              (6.39)           (8.27)        (4.10)          7.49          18.35
                                                         2/96        3/97-5/97     (4 months)
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITH "PR
DW Principal Guaranteed Fund III L.P.                  (13.98)          (30.93)
                                                         1/92        5/90-4/92

DW Principal Plus Fund L.P.(11)                         (7.48)          (13.08)         4.30          15.39          (5.28)
                                                         2/96        2/96-5/96     (4 months)
PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISO
DW Principal Guaranteed Fund II, L.P.                   (5.62)          (14.69)
                                                         1/91        8/89-4/92                                        1.00
PRIVATELY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT
DWR Chesapeake L.P.                                    (16.14)          (17.80)         8.57          15.38          15.23
                                                         7/96        5/96-7/96     (4 months)
DWR/JWH Futures Fund L.P.                               (8.49)          (16.86)       (16.86)         13.66          18.17
                                                         5/97        1/98-4/98     (4 months)                   (11 months)


               FUND TYPE/FUND(1)                      1995          1994           1993
------------------------------------------------  ------------  -------------  ------------
                                                       %              %             %
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT
DWR Commodity Partners

Columbia Futures Fund(11)                                28.21          (5.75)        14.36

DW Diversified Futures Fund L.P.(11)                     (4.56)          7.68          6.65

DW Multi-Market Portfolio L.P.(11)                       (6.37)          2.66          8.65

DW Diversified Futures Fund II L.P.                      (2.90)          5.41          7.35

DW Diversified Futures Fund III L.P.                     (4.02)          5.89          7.58

DW Portfolio Strategy Fund L.P.(11)                      25.37          (5.41)        19.88

DWFCM International Access Fund L.P.                     21.88          (7.32)
                                                                   (10 months)
DW Spectrum Global Balanced L.P.(11)                     22.79          (1.70)
                                                                    (2 months)
PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISO
DW Cornerstone Fund I

DW Cornerstone Fund II(11)                               26.50          (8.93)         7.81

DW Cornerstone Fund III(11)                              27.50         (10.04)        (4.78)

DW Cornerstone Fund IV(11)                               22.96         (14.27)        (9.12)

DW Spectrum Select L.P.(11)                              23.62          (5.12)        41.62

DW Global Perspective Portfolio L.P.                     16.76         (31.62)        (4.67)

DW World Currency Fund L.P.                               2.02         (25.13)       (17.35)
                                                                                  (9 months)
DW Spectrum Strategic L.P.                               10.49           0.10
                                                                    (2 months)
DW Spectrum Technical L.P.                               17.59          (2.20)
                                                                    (2 months)
PUBLICLY-OFFERED FUNDS WITH ONE ADVISOR WITH "PR
DW Principal Guaranteed Fund III L.P.
                                                          5.21           1.08          5.37
                                                     (9 months)
DW Principal Plus Fund L.P.(11)                          17.98          (8.61)        11.55

PUBLICLY-OFFERED FUNDS WITH MORE THAN ONE ADVISO
DW Principal Guaranteed Fund II, L.P.
                                                          7.30          (8.12)         9.74
PRIVATELY-OFFERED FUNDS WITH ONE ADVISOR WITHOUT
DWR Chesapeake L.P.                                      15.80          11.57
                                                                    (2 months)
DWR/JWH Futures Fund L.P.


        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

FOOTNOTES TO DEMETER MANAGEMENT CORPORATION PERFORMANCE INFORMATION

 1. Each pool is identified by certain of the following classifications. Funds that are "publicly-offered" are pools offered to the public pursuant to registration in accordance with the requirements of the Securities Act of 1933, as amended. The General Partner also serves as general partner and/or commodity pool operator to seven "privately-offered" funds, which are pools offered in private placements exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder. Performance information for four of such privately-offered funds is not provided, consistent with CFTC Rule 4.7. Funds with more than one advisor are pools the assets of which are managed by more than one commodity trading advisor but are not "multi-advisor pools" within the meaning of CFTC Rule 4.10(d)(2). (The CFTC defines a multi-advisor pool as one in which no advisor is allocated or intended to be allocated more than 25% of the pool's assets available for trading.) Funds with "principal protection" are pools with an investment feature whereby investors are guaranteed to receive back at least the amount that they originally invested at a date certain in the future (generally 5 to 7 years after the date of subscription). Funds without "principal protection" are pools in which there is no guarantee of an investor's investment. None of the privately-offered pools has a principal protection feature.

 2. "Start Date" is the month and year in which the pool commenced operations.

 3. "Close Date" is the month and year in which the pool liquidated its assets and ceased to do business.

 4. "Aggregate Subscriptions" is the aggregate of all amounts ever contributed to the pool, including investments which were subsequently redeemed by investors.

 5. "Current Total Net Asset Value" is the net asset value of the pool as of April 30, 1998, and, in the case of liquidated pools, the net asset value of the pool on the date of liquidation.

 6. "Current Net Asset Value Per Unit" is the Current Total Net Asset Value divided by the total number of units outstanding as of April 30, 1998, and, in the case of liquidated pools, the net asset value per unit on the date of liquidation.

 7. "Cumulative Return Since Inception" is the percentage increase in the net asset value of a unit from inception through April 30, 1998.

 8. "Drawdown" means losses experienced by the relevant pool over the specified period and is calculated on a rate of return basis, I.E., dividing net performance by beginning equity. "Drawdown" is measured on the basis of monthly returns only, and does not reflect intra-month figures. The month in which the worst monthly drawdown occurred during the history of the pool is set forth under "Worst Monthly % Drawdown."

 9. "Peak-to-Valley Drawdown" is the largest percentage decline in the net asset value per unit over the history of the fund. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive ones. "Peak-to-Valley Drawdown" represents the greatest percentage decline from any month-end net asset value per unit which occurs without such month-end net asset value per unit being equaled or exceeded as of a subsequent month-end. For example, if the net asset value per unit of a particular pool declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a "peak-to-valley drawdown" analysis conducted as of the end of April would consider that "drawdown" to be still continuing and to be $3 in amount, whereas if the net asset value per unit had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level. The months during which the worst peak-to-valley drawdown occurred are set forth under "Worst Peak-to-Valley Drawdown."

10. "Compound Annual Rates of Return" are calculated in respect of each year by multiplying on a compound basis each of the monthly rates of return during the year (not shown), and not by adding or averaging such monthly rates of return. For the year in which a pool commenced operations and for 1998, "Compound Annual Rates of Return" reflect the compounded monthly rates of return (not shown) from the Start Date for, or the beginning of, such partial year.

11. Columbia was a publicly-offered fund with more than one advisor from its inception in July 1983 through January 1988, at which point it was changed to a publicly-offered fund with one advisor. Diversified's net asset value per unit was revalued from $3,964.23 to $1,000.00 after the close of business on August 31, 1995. All investors in Diversified prior to August 31, 1995 had their units increased by a corresponding amount to reflect this revaluation, and all return calculations in the table have been adjusted accordingly. Multi-Market, formerly named Dean Witter Principal Guaranteed Fund L.P., was a publicly-offered fund with more than one advisor with principal protection from its inception in September 1988 through September 30, 1993, at which point it was changed to a publicly-offered fund with one advisor without principal protection. Portfolio Strategy, formerly named Dean Witter Principal Secured Futures Fund L.P., was a publicly-offered fund with one advisor with principal protection from its inception in February 1991 through July 31, 1996, at which point it was changed to a publicly-offered fund with one advisor without principal protection. Spectrum Global Balanced was formerly named Spectrum Balanced. Spectrum Select was formerly named Select Futures Fund; each unit of Select Futures Fund was converted into 100 units of Spectrum Select on April 30, 1998, with a corresponding revaluation of Net Asset Value per Unit from $2,008.20 to $20.08. Subscriptions for interests in Cornerstone II, Cornerstone III, and Cornerstone IV included an up-front 7.625% of net asset value selling commission and continuing offering expense charge until sales to new investors were terminated on September 30, 1994. Because sales occurred through the year and, therefore, the amount of the net asset value-based charge varied among investors, it was not practicable to include the up-front charge in determining the Cornerstone Funds' annual returns for the years 1993 and 1994. The performance record of Principal Plus includes the performance of Dean Witter Plus Fund Management L.P., an affiliated pool.

                              THE TRADING ADVISOR

    THE FOLLOWING UPDATES AND REPLACES TABLES A AND B ON PAGES 42-43 UNDER "THE TRADING ADVISOR." THE NOTES TO SUCH TABLES ON PAGE 43 ARE AN INTEGRAL PART OF THE TABLES. FOR PERFORMANCE INFORMATION FOR THE PARTNERSHIP, SEE PAGES S-2 TO S-3.

                                    TABLE A

    Name of CTA: Morgan Stanley Commodities Management, Inc.
    Name of Program: MS Commodity Investment Portfolio Strategy
    Inception of Client Trading by CTA: February 1993
    Inception of Client Trading in Program: May 1994
    Number of Open Accounts: 3
    Aggregate Assets Overall: $248,200,000
    Aggregate Assets in Program: $247,700,000
    Largest Monthly % Drawdown: (5.86)%--(5/98)
    Largest Peak-to-Valley Drawdown: (18.30)%--(8/97-present)

                                                                       1998       1997       1996       1995       1994
MONTHLY RATES OF RETURN                                                  %          %          %          %          %
-------------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
January............................................................      (1.68)      1.35      (0.70)     (0.82)
February...........................................................      (5.48)      2.26       2.45       0.21
March..............................................................       0.43       1.30       3.93       1.69
April..............................................................      (1.73)      0.29       1.64       0.34
May................................................................      (5.86)      0.58      (0.99)     (1.17)      7.32
June...............................................................                 (2.24)      0.13      (0.36)      4.83
July...............................................................                  3.19      (0.12)      1.40       2.06
August.............................................................                 (1.59)      4.91       1.86      (0.82)
September..........................................................                  0.86      (0.95)      1.01       0.50
October............................................................                  0.49      (0.90)      0.46       0.38
November...........................................................                 (1.67)      2.36       1.49       1.88
December...........................................................                 (3.53)      2.45       5.53       1.35
Compound (period)
  Rate of Return...................................................     (13.65)      1.09      14.92      12.09      18.61

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                                    TABLE B

    Name of CTA: Morgan Stanley Commodities Management, Inc.
    Name of Program: MS Commodity Yield Fund Strategy
    Inception of Client Trading by CTA: February 1993
    Inception of Client Trading in Program: February 1993
    Number of Open Accounts: 1
    Aggregate Assets Overall: $248,200,000
    Aggregate Assets in Program: $500,000
    Largest Monthly % Drawdown: (8.07)%--(5/94)
    Largest Peak-to-Valley Drawdown: (16.58)%--(11/93-8/94)
    1998 year-to-date return (5 months): (2.23)%
    1997 annual return: (6.07)%
    1996 annual return: 16.33%
    1995 annual return: (3.26)%
    1994 annual return: (9.25)%
    1993 annual return (11 months): 16.20%

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                               CERTAIN LITIGATION

    THE FOLLOWING UPDATES AND REPLACES THE INFORMATION IN THE THIRD AND FOURTH PARAGRAPHS UNDER "CERTAIN LITIGATION" ON PAGE 44.

    On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, Dean Witter Futures and Currency Management Inc., MSDW (all such parties referred to hereafter as the "Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. On June 16, 1997, the plaintiffs in the above actions filed a consolidated amended complaint, alleging, among other things, that the defendants committed fraud, deceit, negligent misrepresentation, various violations of the California Corporations Code, intentional and negligent breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in the sale and operation of the various limited partnership commodity pools. Similar purported class actions were also filed on September 18 and 20, 1996 in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by DWR. A consolidated and amended complaint in the action pending in the Supreme Court of the State of New York was filed on August 13, 1997, alleging that the defendants committed fraud, breach of fiduciary duty, and negligent misrepresentation in the sale and operation of the various limited partnership commodity pools. On December 16, 1997, upon motion of the plaintiffs, the action pending in the Superior Court of the State of Delaware was voluntarily dismissed without prejudice. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties, including the Partnership, could be added as defendants. The Dean Witter Parties believe that they have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties.

    On October 25, 1996, the Market Surveillance Committee of the National Association of Securities Dealers, Inc. ("NASD") filed a formal complaint against MS & Co. and seven current and former traders, alleging violations of certain NASD rules relating to manipulative and deceptive practices, locked and crossed markets, and failure to supervise. Hearings were held in June and July 1997. On April 13, 1998, the Committee ruled that MS & Co. and the seven traders had engaged in manipulative and deceptive practices and improperly locked or crossed markets, but not that MS & Co. had failed to supervise its traders. The Committee levied a fine of $1,000,000 on MS & Co., a fine of $100,000 and a 90-day suspension on one of its former traders, and fines of $25,000 and 30-day suspensions on each of the remaining current and former traders. MS & Co. and the traders have appealed the decision on the grounds, among others, that the decision is not supported by the law or the facts and that it violates the parties' due process rights. The sanctions will be abated during the pendency of the appeal.

                              POTENTIAL ADVANTAGES

    THE FOLLOWING SUPPLEMENTS THE INFORMATION UNDER "POTENTIAL
ADVANTAGES--INVESTMENT DIVERSIFICATION" ON PAGES 64-69.

    The table below is an empirical example of how different asset classes can react to business cycles. In each case, the asset class is represented by a recognized industry index.

               ANNUAL RETURNS OF VARIOUS ASSET CLASSES OVER TIME

                      U.S. TREASURY
                          BONDS
                         (LEHMAN         INT'L        MANAGED
                         BROTHERS       STOCKS        FUTURES
            STOCKS       TREASURY        (EAFE        (BARCLAY
           (S&P 500)   BOND INDEX)      INDEX)       CTA INDEX)
           ---------  --------------  -----------  --------------
               %            %              %             %
  1981         -5.0          1.14          -1.0          23.9
  1982         21.6         41.11          -0.9          16.7
  1983         22.5          1.80          24.6          23.8
  1984          6.2         14.68           7.9           8.7
  1985         31.7         32.01          56.7          25.5
  1986         18.6         24.15          70.0           3.8
  1987          5.2         -2.66          24.9          57.3
  1988         16.5          9.14          28.6          21.8
  1989         31.6         18.89          10.8           1.8
  1990         -3.1          4.56         -23.2          21.0
  1991         30.4         17.85          12.5           3.7
  1992          7.6          7.83         -11.8          -0.9
  1993         10.1         16.37          32.9          10.4
  1994          1.3         -6.92           8.1          -0.7
  1995         37.5         30.70          11.5          13.7
  1996         23.0         -0.41           6.4           9.2
  1997         33.4         14.87           2.1          10.2

    The S&P 500 Index and EAFE Index performance data for stocks and international stocks, respectively, are provided by Thomson Investment Software, Rockville, MD. The Lehman Brothers Treasury Bond Index and the Barclay CTA Index performance data for U.S. Treasury bonds and managed futures, respectively, are provided by the Barclay Trading Group Ltd., Fairfield, IA. Performance of any of these indices (which by definition are averages of many individual investments) may not be representative of any specific investment within that index's asset class.

    THE PERFORMANCE INFORMATION OF THE ASSET CLASSES ABOVE DOES NOT REFLECT THE EFFECT OF FEES IDENTICAL TO THOSE TO BE PAID BY THE PARTNERSHIP, INCLUDING MANAGEMENT, INCENTIVE, BROKERAGE AND SERVICE FEES. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. NOTE THAT WHILE THE BARCLAY CTA INDEX REFLECTS RESULTS NET OF ACTUAL FEES AND EXPENSES, IT INCLUDES ACCOUNTS WITH TRADING ADVISORS AND FEE STRUCTURES THAT DIFFER FROM PUBLIC MANAGED FUTURES FUNDS (SUCH AS THE PARTNERSHIP). ALSO, THE PARTNERSHIP'S LONG-POSITION ONLY TRADING STRATEGY IS DIFFERENT FROM THE TRADING STRATEGIES EMPLOYED BY THE TRADING ADVISORS INCLUDED IN THE BARCLAY CTA INDEX, WHICH GENERALLY MAY GO LONG OR SHORT THE FUTURES CONTRACTS TRADED, AND EMPLOY GREATER LEVERAGE. ACCORDINGLY, WHILE THE BARCLAY CTA INDEX IS BELIEVED TO BE REPRESENTATIVE OF MANAGED FUTURES IN GENERAL, THE PERFORMANCE OF PUBLIC MANAGED FUTURES FUNDS AS A SUBCLASS, OR INDIVIDUALLY (IN PARTICULAR, THE PARTNERSHIP), MAY DIFFER. SEE "THE PARTNERSHIP-- PERFORMANCE RECORD" ON PAGES S-2--S-3 FOR PERFORMANCE INFORMATION ABOUT THE PARTNERSHIP.

                            ------------------------

    Over time, managed futures investments have demonstrated that they have the potential to perform independently of traditional markets such as stocks and bonds. The factors that influence the stock and bond markets can affect the futures markets in different ways and to varying degrees. In this connection, an article in the June 8, 1998 issue of BUSINESS WEEK, "Commodities Are Cheap--Time to

Leap?" discusses the risks and potential rewards of investing in managed futures funds, noting the low correlations of their performance to stocks and bonds.

                                    EXPERTS

    The statement of financial condition of Morgan Stanley Tangible Asset Fund L.P. as of July 31, 1997 in the Prospectus, and the statements of financial condition of Demeter Management Corporation as of November 30, 1997 and December 31, 1996 included in this Supplement have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their reports with respect thereto in the Prospectus and this Supplement, and are included therein and herein in reliance upon the authority of said firm as experts in accounting and auditing. Deloitte & Touche LLP also acts as independent auditors for MSDW.

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.

                        STATEMENT OF FINANCIAL CONDITION

                                  (UNAUDITED)

                                                                                                      MARCH 31,
                                                                                                         1998
                                                                                                    --------------
                                                                                                          $
ASSETS
Equity in Commodity futures trading accounts:
  Cash............................................................................................      31,821,345
  Net unrealized gain on open contracts...........................................................          97,560
                                                                                                    --------------
  Total Trading Equity............................................................................      31,918,905
Subscriptions receivable (Received $5,385,979)....................................................       5,385,979
Investment in U.S. Treasury Bills.................................................................       1,795,989
Interest receivable (MS & Co.)....................................................................         113,363
                                                                                                    --------------
    Total Assets..................................................................................      39,214,236
                                                                                                    --------------
                                                                                                    --------------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
  Accrued brokerage fees (MS & Co. and MSIL)......................................................         102,169
  Accrued management fee payable (MSCM)...........................................................          69,979
  Service fee payable (Demeter)...................................................................          27,991
                                                                                                    --------------
  Total Liabilities...............................................................................         200,139
                                                                                                    --------------
Partners' Capital
  Limited Partners (4,045,003.483 Units)..........................................................      38,599,988
  General Partner (43,395.648 Units)..............................................................         414,109
                                                                                                    --------------
  Total Partners' Capital.........................................................................      39,014,097
                                                                                                    --------------
  Total Liabilities and Partners' Capital.........................................................      39,214,236
                                                                                                    --------------
                                                                                                    --------------
NET ASSET VALUE PER UNIT                                                                                      9.54
                                                                                                    --------------
                                                                                                    --------------

                The accompanying footnotes are an integral part
                         of these financial statements.

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.

                            STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                                                                               FOR THE PERIOD FROM
                                                                                                 JANUARY 2, 1998
                                                                                                (COMMENCEMENT OF
                                                                                                 OPERATIONS) TO
                                                                                                 MARCH 31, 1998
                                                                                               -------------------
                                                                                                        $
REVENUES
  Trading profit (loss):
    Realized.................................................................................         (1,378,000)
    Net change in unrealized.................................................................             97,560
                                                                                               -------------------
      Total Trading Results..................................................................         (1,280,440)
  Interest income (MS & Co.).................................................................            313,122
                                                                                               -------------------
      Total Revenues.........................................................................           (967,318)
                                                                                               -------------------

EXPENSES
  Brokerage fees (MS & Co. and MSIL).........................................................            277,573
  Management fee (MSCM)......................................................................            190,118
  Service fee (Demeter)......................................................................             76,047
                                                                                               -------------------
      Total Expenses.........................................................................            543,738
                                                                                               -------------------

NET LOSS.....................................................................................         (1,511,056)
                                                                                               -------------------
                                                                                               -------------------

NET LOSS ALLOCATION
  Limited Partner............................................................................         (1,475,165)
  General Partner............................................................................            (35,891)

NET LOSS PER UNIT
  Limited Partner............................................................................               (.46)
  General Partner............................................................................               (.46)

                The accompanying footnotes are an integral part
                         of these financial statements.

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                      FOR THE QUARTER ENDED MARCH 31, 1998

                                  (UNAUDITED)

                                                       UNITS OF
                                                     PARTNERSHIP        LIMITED        GENERAL
                                                       INTEREST         PARTNERS       PARTNER        TOTAL
                                                   ----------------  --------------  -----------  --------------
Partners' Capital January 2, 1998................           200.000  $        1,000  $     1,000  $        2,000
Initial Offering.................................     2,573,486.803      25,475,868      259,000      25,734,868
Offering of Units................................     1,515,212.328      14,603,350      190,000      14,793,350
Net Loss.........................................         --             (1,475,165)     (35,891)     (1,511,056)
Redemptions......................................          (500.000)         (5,065)     --               (5,065)
                                                   ----------------  --------------  -----------  --------------
Partners' Capital March 31, 1998.................     4,088,399.131  $   38,599,988  $   414,109  $   39,014,097
                                                   ----------------  --------------  -----------  --------------
                                                   ----------------  --------------  -----------  --------------

                The accompanying footnotes are an integral part
                         of these financial statements.

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.

                            STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                                                               FOR THE PERIOD FROM
                                                                                                 JANUARY 2, 1998
                                                                                                (COMMENCEMENT OF
                                                                                                 OPERATIONS) TO
                                                                                                 MARCH 31, 1998
                                                                                               -------------------
                                                                                                        $
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.....................................................................................         (1,511,056)
Noncash item included in net loss:
  Net change in unrealized...................................................................            (97,560)
Increase in operating assets:
  Investment in U.S. Treasury Bills..........................................................         (1,795,989)
  Interest receivable (MS & Co.).............................................................           (113,363)
Increase in operating liabilities:
  Accrued brokerage fees (MS & Co. and MSIL).................................................            102,169
  Accrued management fee payable (MSCM)......................................................             69,979
  Service fee payable (Demeter)..............................................................             27,991
                                                                                               -------------------
Net cash used for operating activities.......................................................         (3,317,829)
                                                                                               -------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Initial offering...........................................................................         25,734,868
  Offering of Units..........................................................................         14,793,350
  Increase in subscriptions receivable.......................................................         (5,385,979)
  Redemptions of units.......................................................................             (5,065)
                                                                                               -------------------
Net cash provided by financing activities....................................................         35,137,174
                                                                                               -------------------
Net increase in cash.........................................................................         31,819,345
Balance at beginning of period...............................................................              2,000
                                                                                               -------------------
Balance at end of period.....................................................................         31,821,345
                                                                                               -------------------
                                                                                               -------------------

                The accompanying footnotes are an integral part
                         of these financial statements.

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.

                       FOOTNOTES TO FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The financial statements include, in the opinion of management, all adjustments necessary for a fair presentation of the results of operations and financial condition of Morgan Stanley Tangible Asset Fund L.P. (the "Partnership").

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION--Morgan Stanley Tangible Asset Fund L.P. is a limited partnership organized to engage primarily in speculative trading of futures contracts in metals, energy and agricultural markets and commenced operations on January 2, 1998. The general partner is Demeter Management Corporation ("Demeter"). The commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"), (collectively, the "Commodity Brokers"). The trading advisor is Morgan Stanley Commodities Management, Inc. ("MSCM"). MSCM, the Commodity Brokers and Demeter are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co. ("MSDW").

    Demeter is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

    BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

    REVENUE RECOGNITION--MS & Co. will credit the Partnership at each month-end with interest income as if 80% of the Partnership's average daily Net Assets for the month were invested at a rate based on U.S. Treasury Bills. For purposes of such interest payments, Net Assets do not include monies due to the Partnership on or with respect to futures interests but not actually received.

    NET INCOME (LOSS) PER UNIT--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

    EQUITY IN COMMODITY FUTURES TRADING ACCOUNTS--The Partnership's asset "Equity in Commodity futures trading accounts" consists of cash on deposit at MS & Co. and MSIL to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts.

    BROKERAGE AND RELATED TRANSACTION FEES AND COSTS--Brokerage fees are accrued at a monthly rate of 1/12 of 3.65% of the Net Assets, as defined, as of the first day of each month (a 3.65% annual rate). Such fees are for all costs of executing trades by the Partnership, including floor brokerage fees, exchange fees, clearing house fees, NFA fees, "give-ups" or transfer fees and any costs associated with taking delivery of commodities.

    SERVICE FEE--The Partnership will pay Demeter a monthly service fee equal to 1/12 of 1% per month (a 1% annual rate) of the Partnership's Net Assets, as defined, as of the first day of each month.

    OPERATING EXPENSES--The Partnership incurs monthly management fees and may incur incentive fees as described in Note 2. All administrative expenses are borne by Demeter.

    INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.

                                  (UNAUDITED)

    DISTRIBUTIONS--Distributions, other than on redemption of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

    OFFERING OF UNITS--Units of limited partnership interest were offered to the public at a price equal to 100% of the net asset value as of the close of business on the last day of the month immediately preceding the four closings held on January 2, February 2, March 2 and April 1, 1998.

    REDEMPTIONS--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value Per Unit effective as of the last day of the sixth month following the closing at which a person first becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units may be redeemed as of the end of any month upon five business days advance notice by redemption form to Demeter. However, any Units redeemed at or prior to the last day of the eleventh month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the eleventh month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value per Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. Limited Partners who obtained their units via an exchange from another DWR-sponsored commodity pool are not subject to the six month holding period or the redemption charges.

    DISSOLUTION OF THE PARTNERSHIP--The Partnership will terminate on December 31, 2027 or at an earlier date if certain conditions occur as defined in the Partnership's Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

    The Partnership pays brokerage commissions to the Commodity Brokers and a service fee to Demeter as described in Note 1. The Partnership's cash is on deposit with MS & Co. and MSIL in commodity trading accounts to meet margin requirements as needed. MS & Co. pays interest on these funds as described in
Note 1.

    Compensation to the Trading Advisor by the Partnership consists of a management fee and an incentive fee as follows:

    MANAGEMENT FEE--The management fee is accrued at the rate of 5/24 of 1% of the Net Assets on the first day of each month (a 2.5% annual rate).

    INCENTIVE FEE--The Partnership will pay an annual incentive fee equal to 20% of the "Trading Profits" as defined as of the end of each calendar year. Such incentive fee is accrued in each month in which "Trading Profits" occur. In those months in which trading profits are negative, previous accruals, if any, during the incentive period will be reduced. Any accrued incentive fees with respect to Units redeemed at the end of a month that is not the end of a calendar year will be deducted and paid to the Trading Advisor at the time of such redemption.

3. FINANCIAL INSTRUMENTS

    The Partnership trades futures contracts in metals, energy and agricultural markets. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.

                                  (UNAUDITED)

perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At March 31, 1998, open contracts were:

                                                                                CONTRACT OR
                                                                              NOTIONAL AMOUNT
                                                                              MARCH 31, 1998
                                                                             -----------------
                                                                                     $
EXCHANGE-TRADED CONTRACTS
  Commodity Futures:
    Commitments to Purchase................................................        34,367,000
  Foreign Futures:
    Commitments to Purchase................................................         8,338,000
    Commitments to Sell....................................................         2,185,000

    The net unrealized gain on open contracts is reported as a component of "Equity in Commodity futures trading accounts" on the Statement of Financial Condition and totaled $97,560 at March 31, 1998.

    Of the $97,560 net unrealized gain on open contracts at March 31, 1998, all related to exchange-traded futures contracts.

    Exchange-traded futures contracts held by the Partnership at March 31, 1998 mature through December 1998.

    The contract amounts in the above table represent the Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty, nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnership's Statement of Financial Condition.

    The Partnership also has credit risk because either MS & Co. or MSIL acts as the futures commission merchant or the sole counterparty, with respect to most of the Partnership's assets. Exchange-traded futures and options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. MS & Co. and MSIL, as the futures commission merchants for all of the Partnership's exchange-traded futures and options contracts, are required pursuant to regulations of the Commodity Futures Trading Commission ("CFTC") to segregate from their own assets and for the sole benefit of their commodity customers, all funds held by them with respect to exchange-traded futures and options contracts including an amount equal to the net unrealized gain on all open futures and options contracts, which funds totaled $31,918,905 at March 31, 1998.

    For the quarter ended March 31, 1998, the average fair value of financial instruments held for trading purposes was as follows:

                                                                           MARCH 1998
                                                                   --------------------------
                                                                                  LIABILITIES
                                                                                  -----------
                                                                      ASSETS           $
                                                                   -------------
                                                                         $
EXCHANGE-TRADED CONTRACTS
  Commodity Futures..............................................     29,771,000      --
  Foreign Futures................................................      6,488,000    1,142,000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Demeter Management Corporation:

We have audited the accompanying statements of financial condition of Demeter Management Corporation (a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co.) (the "Company") as of November 30, 1997 and December 31, 1996. These statements of financial condition are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of financial condition based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of financial condition are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such statements of financial condition present fairly, in all material respects, the financial position of Demeter Management Corporation as of November 30, 1997 and December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
January 12, 1998
New York, New York

                         DEMETER MANAGEMENT CORPORATION

    (WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.)

                       STATEMENTS OF FINANCIAL CONDITION

                                                                 FEBRUARY 28,
                                                                     1998         NOVEMBER 30,     DECEMBER 31,
                                                                  (UNAUDITED)         1997             1996
                                                                ---------------  ---------------  ---------------
                                                                       $                $                $
ASSETS

Investments in affiliated partnerships (Note 2)...............       22,886,801       22,016,069       18,955,507
Income taxes receivable.......................................        --                 429,885        --
Receivable from affiliated partnership........................              965              968            1,049
                                                                ---------------  ---------------  ---------------
    Total Assets..............................................       22,887,766       22,446,922       18,956,556
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
  Payable to MSDWD (Note 3)...................................       17,808,977       17,995,100       15,762,235
  Income taxes payable........................................          188,052        --                 114,218
  Accrued expenses............................................           35,668           34,072           30,379
                                                                ---------------  ---------------  ---------------
    Total Liabilities.........................................       18,032,697       18,029,172       15,906,328
                                                                ---------------  ---------------  ---------------
STOCKHOLDER'S EQUITY
  Common stock, no par value:
    Authorized 1,000 shares; Issued and outstanding 100 shares
      at stated value of $500 per share.......................           50,000           50,000           50,000
  Additional paid-in capital..................................      111,170,000      111,170,000      111,170,000
  Retained earnings...........................................        4,705,069        4,267,750        2,899,724
                                                                ---------------  ---------------  ---------------
                                                                    115,925,069      115,487,750      114,119,724
  Less: Notes receivable from MSDWD (Note 4)..................     (111,070,000)    (111,070,000)    (111,070,000)
                                                                ---------------  ---------------  ---------------
    Total Stockholder's Equity................................        4,855,069        4,417,750        3,049,724
                                                                ---------------  ---------------  ---------------
    Total Liabilities and Stockholder's Equity................       22,887,766       22,446,922       18,956,556
                                                                ---------------  ---------------  ---------------
                                                                ---------------  ---------------  ---------------

  The accompanying notes are an integral part of these statements of financial condition.

                         DEMETER MANAGEMENT CORPORATION

    [WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.]

                   NOTES TO STATEMENTS OF FINANCIAL CONDITION

                 (THE INFORMATION RELATED TO 1998 IS UNAUDITED)

1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

    Demeter Management Corporation ("Demeter") is a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co. ("MSDWD").

    On May 31, 1997, Morgan Stanley Group Inc. ("Morgan Stanley") was merged with and into Dean Witter, Discover & Co. ("DWD"). At that time, DWD changed its corporate name to Morgan Stanley, Dean Witter, Discover & Co. Prior to the merger, DWD's fiscal year ended on December 31. Subsequent to the merger, MSDWD and Demeter adopted a fiscal year end of November 30.

    Demeter manages the following commodity pools as their sole general partner:
Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III, Dean Witter Cornerstone Fund IV, Columbia Futures Fund, Dean Witter Diversified Futures Fund Limited Partnership, Dean Witter Diversified Futures Fund II L.P., Dean Witter Diversified Futures Fund III L.P., Dean Witter Multi-Market Portfolio L.P. (formerly Dean Witter Principal Guaranteed Fund L.P.), Dean Witter Principal Plus Fund L.P. ("DWPPF"), Dean Witter Principal Plus Fund Management L.P., Dean Witter Portfolio Strategy Fund L.P. (formerly Dean Witter Principal Secured Futures Fund L.P.) ("DWPSF"), Dean Witter Select Futures Fund L.P. ("DWSFF"), Dean Witter Global Perspective Portfolio L.P., Dean Witter World Currency Fund L.P., Dean Witter Institutional Balanced Portfolio Account I L.P. ("DWIBP I"), Dean Witter Institutional Account II L.P., DWFCM International Access Fund L.P., Dean Witter Anchor Institutional Balanced Portfolio Account L.P., ("Anchor"), Dean Witter Spectrum Balanced L.P., Dean Witter Spectrum Strategic L.P., Dean Witter Spectrum Technical L.P., DWR Chesapeake L.P., DWR Institutional Balanced Portfolio Account III L.P., DWR/JWH Futures Fund L.P. ("DWR/JWH") and Morgan Stanley Tangible Asset Fund L.P. ("MSTAF").

    Each of the commodity pools is a limited partnership organized to engage in the speculative trading of commodity futures contracts, forward contracts on foreign currencies and other commodity interests.

    In November of 1995, Demeter entered into a limited partnership agreement as General Partner in DWR/JWH, which offered units to investors in an initial private offering period ending January 31, 1996 and began trading on February 1, 1996. Demeter's initial investment in DWR/JWH was $75,000.

    Demeter terminated Dean Witter Principal Guaranteed Fund II L.P. ("DWPGF II") as of March 31, 1996. DWPGF II was liquidated and holders of units as of March 31, 1996 received a final distribution equal to the net asset value per unit on that date multiplied by their respective number of units.

    On July 31, 1996, with the Net Asset Value of DWPSF above $1,000 per unit, the letter of credit arrangement which assured investors who redeemed their units on July 31, 1996 a minimum Net Asset Value of $1,000 per unit expired. On August 1, 1996, that partnership was renamed "Dean Witter Portfolio Strategy Fund L.P." and continued trading in a non-guaranteed format. As a result, both the reduction of interest income of 1.125% per annum for the letter of credit fee paid by Dean Witter Reynolds Inc. ("DWR") and the letter of credit fee of 1% of new appreciation were eliminated.

    Demeter reopened DWSFF for additional investment and on August 13, 1996 DWSFF registered with the SEC 60,000 Units which was offered to investors for a limited time in a public offering.

                         DEMETER MANAGEMENT CORPORATION

    [WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.]

             NOTES TO STATEMENTS OF FINANCIAL CONDITION (CONTINUED)

                 (THE INFORMATION RELATED TO 1998 IS UNAUDITED)

    On August 20, 1996, Demeter ceased trading activities in DWIBP I and distributed approximately 97% of DWIBP I's assets. At that time, there were open forward positions maturing through December 1996. DWIBP I liquidated and distributed its remaining assets in 1997.

    Demeter reopened DWPSF for additional investment and on May 12, 1997 DWPSF registered with the SEC 50,000 units which were offered to investors for a limited time in a public offering.

    On July 31, 1997, Demeter entered into a limited partnership agreement as general partner in MSTAF. On November 11, 1997, MSTAF registered with the SEC 5,000,000 units to be offered to investors for a limited time in a public offering.

    On September 18, 1997, Demeter ceased trading activities in Anchor and distributed approximately 87% of Anchor's assets. Demeter distributed the remainder of Anchor's assets in 1998.

    INCOME TAXES--The results of operations of Demeter are included in the consolidated federal income tax return of MSDWD, computed on a separate company basis and due to MSDWD.

    BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

2. INVESTMENTS IN AFFILIATED PARTNERSHIPS

    The limited partnership agreement of each commodity pool requires Demeter to maintain a general partnership interest in each partnership, generally in an amount equal to, but not less than, 1 percent of the aggregate capital contributed to the partnership by all partners.

    The total assets, liabilities and partners' capital of all the funds managed by Demeter at February 28, 1998 (unaudited), November 30, 1997 and December 31, 1996 were as follows:

                                                    FEBRUARY 28,
                                                        1998          NOVEMBER 30,      DECEMBER 31,
                                                    (UNAUDITED)           1997              1996
                                                  ----------------  ----------------  ----------------
                                                         $                 $                 $
Total assets....................................     1,254,721,181     1,195,307,516     1,084,660,072
Total liabilities...............................        18,807,828        19,346,113        27,893,698
Total partners' capital.........................     1,235,913,353     1,175,961,403     1,056,766,374

    Demeter's investments in the above limited partnerships are carried at market value with changes in such market value reflected currently in operations.

3. PAYABLE TO MSDWD

    The payable to MSDWD is primarily for amounts due for the purchase of partnership investments.

4. NET WORTH REQUIREMENT

    At February 28, 1998 (unaudited), November 30, 1997 and December 31, 1996, Demeter held non-interest bearing notes from MSDWD that were payable on demand. These notes were received in connection with additional capital contributions aggregating $111,070,000.

                         DEMETER MANAGEMENT CORPORATION

    [WHOLLY-OWNED SUBSIDIARY OF MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.]

             NOTES TO STATEMENTS OF FINANCIAL CONDITION (CONTINUED)

                 (THE INFORMATION RELATED TO 1998 IS UNAUDITED)

    The limited partnership agreement of each commodity pool requires Demeter to maintain its net worth at an amount not less than 10% of the capital contributions by all partners in each pool in which Demeter is the general partner (15% if the capital contributions to any partnership are less than $2,500,000, or $250,000, whichever is less].

    In calculating this requirement, Demeter's interests in each limited partnership and any amounts receivable from or payable to such partnerships are excluded from net worth. Notes receivable from MSDWD are included in net worth for purposes of this calculation.

5. LEGAL MATTERS

    On September 6, 10, and 20, 1996, and on March 13, 1997, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR, an affiliate of Demeter. Named defendants include DWR, Demeter, Dean Witter Futures and Currency Management Inc., MSDWD (all such parties referred to hereafter as the "Dean Witter Parties"), certain limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. On June 16, 1997, the plaintiffs in the above actions filed a consolidated amended complaint. Similar purported class actions were also filed on September 18 and 20, 1996 in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties.

6. SUBSEQUENT EVENTS (UNAUDITED)

    On March 24, 1998, Morgan Stanley, Dean Witter, Discover & Co. changed its corporate name to Morgan Stanley Dean Witter & Co.

    On April 20, 1998, Dean Witter Spectrum Balanced L.P. changed its name to Dean Witter Spectrum Global Balanced L.P. and Dean Witter Select Futures Fund L.P. changed its name to Dean Witter Spectrum Select L.P.

    On May 11, 1998 Demeter registered with the SEC 5,000,000 additional units of Dean Witter Spectrum Technical L.P. and 1,500,000 units of Dean Witter Spectrum Select L.P., both of which are being offered to investors in a continuing public offering with previously registered units of Dean Witter Spectrum Strategic L.P. and Dean Witter Spectrum Global Balanced L.P.

                                                                         ANNEX A

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.
                    SUBSCRIPTION AND EXCHANGE AGREEMENT AND
                               POWER OF ATTORNEY
                               ------------------

                     UNITS OF LIMITED PARTNERSHIP INTEREST

    Subscribers purchasing Units for cash hereby are "Subscribers." Subscribers who are redeeming units in another commodity pool for which the General Partner serves as the general partner and commodity pool operator are "Exchange Subscribers." Subscribers and Exchange Subscribers should follow the instructions below.

                           SUBSCRIPTION INSTRUCTIONS

    ANY PERSON DESIRING TO SUBSCRIBE FOR UNITS SHOULD CAREFULLY READ AND REVIEW THE PROSPECTUS DATED NOVEMBER 10, 1997 (THE "PROSPECTUS"), THE SUPPLEMENT TO THE PROSPECTUS DATED JULY 10, 1998 (THE "SUPPLEMENT"), THE PARTNERSHIP'S MOST RECENT MONTHLY REPORT, AND THIS SUBSCRIPTION AND EXCHANGE AGREEMENT AND POWER OF ATTORNEY. BY SIGNING THIS SUBSCRIPTION AND EXCHANGE AGREEMENT AND POWER OF ATTORNEY, A SUBSCRIBER OR EXCHANGE SUBSCRIBER WILL BE DEEMED TO MAKE EACH APPLICABLE REPRESENTATION AND WARRANTY AND SATISFY ANY APPLICABLE SPECIAL STATE SUITABILITY REQUIREMENT SET FORTH IN THIS AGREEMENT ON PAGES 4-6, SO PLEASE MAKE SURE THAT YOU SATISFY ALL APPLICABLE PROVISIONS IN THOSE SECTIONS BEFORE SIGNING THIS AGREEMENT.

    SUBSCRIBERS MUST FILL IN ALL OF THE BOXES AND BLANKS ONLY ON PAGES 9 AND 10, AND EXCHANGE SUBSCRIBERS MUST FILL IN ALL OF THE BOXES AND BLANKS ONLY ON PAGES 11 and 12, USING BLACK INK, AS FOLLOWS:

Item 1 (PAGE 9 OR PAGES 11-12)

              --      Enter Dean Witter Reynolds Inc. ("DWR") Account Number.

              --      Enter the Social Security Number or Taxpayer ID Number and check the appropriate box to indicate the type of entity that is subscribing. In case of joint ownership, either Social Security Number may be used.

              --      Each subscriber must (i) if a United States taxable subscriber, review the representation relating to backup withholding tax under "United States Taxable
                      Investors Only" on page 9 (for Subscribers) or page 11 (for Exchange
                      Subscribers) or (ii) if a non-United States subscriber, review the representation relating to such subscriber's classification as a non-resident alien for United States federal income tax purposes under "Non-United States
                      Investors Only" on page 9 (for Subscribers) or page 11 (for Exchange
                      Subscribers). SUBSCRIBER(S) AND EXCHANGE SUBSCRIBER(S) MUST SIGN BELOW THE TAX
                      REPRESENTATION IN ITEM 1 ON PAGE 9 OR 11.

              --      Enter the exact name in which the Units are to be held based on ownership type, and enter residency and other information.

              --      Enter taxable year of subscriber, if other than calendar year.

              --      Check box if the subscriber is a non-resident alien that is a dealer in commodities or is otherwise engaged in a trade or business within the U.S.

              --      If there is a co-subscriber, trustee or custodian, complete applicable information.

              --      Each subscriber purchasing Units as custodian for a minor: (i) if a gift to minor not made with minor's funds, net worth and annual income representations apply only to subscriber, or (ii) if not a gift, net worth and annual income representations apply only to such minor.

              --      Each subscriber purchasing Units as a trustee or custodian of an employee benefit plan with an individual beneficiary or of an individual retirement account ("IRA") at the direction of the beneficiary of such plan or IRA: net worth and annual income representations apply only to the beneficiary of such plan or account.

For Signatories to Subscription Signature Page (PAGE 9)

              --      Enter the dollar amount of the subscription for the Partnership.

For Signatories to Exchange Signature Page (PAGE 11)

              --      Enter the symbol of the limited partnership from which units are to be redeemed; specify the quantity to be redeemed (entire interest or number of whole units).

Item 2 (PAGE 10 OR 12)

              --      Each subscriber must execute the Subscription and Exchange Agreement and Power of Attorney Signature Page (on page 10 (for Subscribers) or page 12 (for
                      Exchange Subscribers)).

Item 3 (PAGE 10 OR 12)

              --      Financial Advisor and Branch Manager must complete the required information.

              --      The completed Subscription Signature Page or Exchange Signature Page, as
                      applicable, must be mailed to Dean Witter Reynolds Inc. at Two World Trade
                      Center, 62nd Floor, New York, New York 10048-0026.

                                STATE CLEARANCES

    As of the date of the Supplement, the Units have been registered or are otherwise qualified for offer and sale in all states (OTHER THAN MINNESOTA), the District of Columbia and Puerto Rico, subject to the special suitability and minimum investment requirements for certain states set forth under "State Suitability Requirements" on pages 5 and 6. Units may be offered and sold in Minnesota, in reliance upon an exemption from registration, solely to Subscribers and Exchange Subscribers who qualify as "accredited investors" within the meaning of Rule 501(a) of SEC Regulation D, or who otherwise qualify as institutional investors within the meaning of the Minnesota exemption.

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.
                                ---------------

           SUBSCRIPTION AND EXCHANGE AGREEMENT AND POWER OF ATTORNEY

    Any person subscribing for Units of Limited Partnership Interest ("Units") in Morgan Stanley Tangible Asset Fund L.P. (the "Partnership") should carefully read and review the Partnership's Prospectus dated November 10, 1997 (the "Prospectus"), the Supplement to the Prospectus dated July 10, 1998 (the "Supplement"), and the Partnership's most recent Monthly Report (the "Monthly Report"; except as otherwise indicated herein, the term "Prospectus" shall mean the Prospectus, as amended and supplemented by the Supplement and the Monthly Report). Capitalized terms used below and not defined in this Subscription and Exchange Agreement and Power of Attorney ("Agreement") are defined (and described in detail) in the Prospectus.

    FOR SIGNATORIES TO SUBSCRIPTION SIGNATURE PAGE: By executing the Signature Page of this Agreement, the undersigned Subscriber ("Subscriber") irrevocably subscribes for Units at the price per Unit described in the Prospectus.

    FOR SIGNATORIES TO EXCHANGE SIGNATURE PAGE: By executing the Signature Page of this Agreement, the undersigned Subscriber ("Subscriber") irrevocably redeems the units of limited partnership interest in the limited partnership indicated on the signature page of this Agreement and, with the proceeds of such redemption, hereby irrevocably subscribes for Units at the price per Unit described in the Prospectus.

    NOTWITHSTANDING THE FOREGOING, SUBSCRIBER MAY REVOKE THIS AGREEMENT, AND RECEIVE A FULL REFUND OF THE SUBSCRIPTION AMOUNT AND ANY ACCRUED INTEREST THEREON (OR REVOKE THE REDEMPTION OF UNITS IN THE OTHER LIMITED PARTNERSHIP IN THE CASE OF AN EXCHANGE), WITHIN FIVE BUSINESS DAYS AFTER EXECUTION OF THIS AGREEMENT OR NO LATER THAN 3:00 P.M., NEW YORK CITY TIME, ON THE DATE OF THE CLOSING, WHICHEVER COMES FIRST, BY DELIVERING WRITTEN NOTICE TO SUBSCRIBER'S DWR FINANCIAL ADVISOR. If this Agreement is accepted, Subscriber agrees to contribute Subscriber's subscription to the Partnership and to be bound by the terms of the Partnership's Amended and Restated Limited Partnership Agreement, included as Exhibit A to the Prospectus (the "Limited Partnership Agreement"). BY EXECUTION OF THE SIGNATURE PAGE ATTACHED HERETO, SUBSCRIBER SHALL BE DEEMED TO HAVE EXECUTED THIS AGREEMENT AND THE LIMITED PARTNERSHIP AGREEMENT (INCLUDING THE POWERS OF ATTORNEY HEREIN AND THEREIN).

--------------------------------------------------------------------------------
PAYMENT INSTRUCTIONS
--------------------------------------------------------------------------------

    FOR SIGNATORIES TO SUBSCRIPTION SIGNATURE PAGE: Payment of this subscription must be made by charging the Subscriber's Customer Account with DWR. In the event that the Subscriber does not have a Customer Account or does not have sufficient funds in Subscriber's existing Customer Account, the Subscriber should make appropriate arrangements with Subscriber's DWR financial advisor, if any, and if none, should contact Subscriber's local DWR branch office. If Subscriber is a customer of another broker-dealer acting as an Additional Seller of the Units, such Additional Seller will assist Subscriber in opening a DWR Customer Account. Payment must NOT be mailed to the General Partner at its offices in New York City. Any such payment will not be accepted by the General Partner and will be returned to the Subscriber for proper placement with the DWR branch office where Subscriber's Customer Account is maintained. The undersigned Subscriber hereby authorizes and directs the General Partner and DWR to transfer the appropriate amount from the Customer Account to the Escrow Account.

    FOR SIGNATORIES TO EXCHANGE SIGNATURE PAGE: Payment of this subscription must be made by applying the proceeds from a redemption of limited partnership units in another commodity pool for which the General Partner serves as the general partner and commodity pool operator. Subscriber may only redeem units at such times as are specified in the applicable limited partnership agreement for such other commodity pool, and under certain circumstances described therein Subscriber may be subject to a redemption charge.

--------------------------------------------------------------------------------

REPRESENTATIONS AND WARRANTIES
--------------------------------------------------------------------------------

    Subscriber (for myself/ourselves, and, if Subscriber is an entity, on behalf of and with respect to such entity and its shareholders, partners, or beneficiaries) hereby represents and warrants to the General Partner and the Partnership as follows:

        (1) Subscriber has received a copy of the Prospectus, which includes the Limited Partnership Agreement, as well as a copy of the Supplement and the Partnership's most recent Monthly Report.

        (2) Subscriber is of legal age to execute this Agreement and is legally competent to do so.

        (3) Subscriber has either: (a) net worth of at least $75,000 (exclusive of home, furnishings, and automobiles); or (b) net worth of at least $30,000 (exclusive of home, furnishings, and automobiles) and annual gross income of at least $30,000. However, if Subscriber is a resident and/ or subject to regulation by one of the states which imposes more restrictive suitability requirements than the foregoing, or requires a higher minimum investment, as set forth below under the caption "State Suitability Requirements." Subscriber's net worth and/or income and investment satisfies the requirements of such state. (If Units are being purchased by spouses as joint owners, their joint net worth and annual income may be used to satisfy applicable state suitability requirements.) Subscriber agrees to provide any additional documentation requested by the General Partner, as may be required by the securities administrators of certain states to confirm that Subscriber meets the applicable minimum financial suitability standards to invest in the Partnership.

        (4) The address set forth on the Signature Page is Subscriber's true and correct residence and Subscriber has no present intention of becoming a resident of any other state or country. All the information that is provided on the Signature Page regarding Subscriber is correct and complete as of the date of this Agreement, and, if there should be any material change in such information prior to Subscriber's admission as a Limited Partner, Subscriber will immediately furnish such revised or corrected information to the General Partner.

        (5) If Subscriber is an employee benefit plan, to the best of Subscriber's knowledge, neither the General Partner, DWR, the Trading Advisor, nor any of their respective affiliates either: (a) has investment discretion with respect to the investment of Subscriber's plan assets; (b) has authority or responsibility to or regularly gives investment advice with respect to such plan assets for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such plan assets and that such advice will be based on the particular investment needs of the plan; or (c) is an employer maintaining or contributing to such plan. For purposes hereof, an "employee benefit plan" shall include plans and accounts of various types (including their related trusts) which provide for the accumulation of a portion of an individual's earnings or compensation as well as investment income earned thereon free from federal income tax until such time as funds are distributed from the plan, and include corporate "pension" and profit-sharing plans, "simplified employee pension plans," "Keogh" plans for self-employed individuals, and IRAs.

        (6) Unless (7) or (8) below is applicable, Subscriber's subscription is made with Subscriber's funds for Subscriber's own account and not as trustee, custodian, or nominee for another.

        (7) The subscription, if made as custodian for a minor, is a gift Subscriber has made to such minor and is not made with such minor's funds or, if not a gift, the representations as to net worth and annual income set forth herein apply only to such minor.

        (8) If Subscriber is subscribing as a trustee or custodian of an employee benefit plan or of an IRA at the direction of the beneficiary of the plan or IRA, the representations set forth above apply only to the beneficiary of such plan or IRA.

        (9) If Subscriber is subscribing in a representative capacity, Subscriber has full power and authority to purchase the Units and enter into and be bound by this Agreement on behalf of the entity for which Subscriber is purchasing the Units, and such entity has full right and power to purchase such Units and enter into and be bound by this Agreement and become a Limited Partner pursuant to the Limited Partnership Agreement.

        (10) Subscriber either is not required to be registered with the Commodity Futures Trading Commission ("CFTC") or to be a member of the National Futures Association ("NFA"), or, if so required, is duly registered with the CFTC and is a member in good standing of the NFA. It is an NFA requirement that the General Partner attempt to verify that any person or entity that seeks to purchase Units be duly registered with the CFTC and a member of the NFA, if required. Subscriber agrees to supply the General Partner with such information as the General Partner may reasonably request in order to attempt such verification. Certain entities that acquire Units may, as a result, themselves become "commodity pools" within the intent of applicable CFTC and NFA rules, and their sponsors, accordingly, may be required to register as "commodity pool operators."

ADDITIONAL REPRESENTATION AND WARRANTY FOR EXCHANGE SUBSCRIBERS ONLY:

        (11) Subscriber is the true, lawful, and beneficial owner of the units of limited partnership interest (or fractions thereof) to be redeemed pursuant to this Agreement, with full power and authority to request redemption and a subsequent purchase of Units. The units of limited partnership interest (or fraction thereof) which are the subject of this redemption request are not subject to any pledge or otherwise encumbered in any fashion.

    By making the representations and warranties set forth above, Subscribers should be aware that they have not waived any rights of action which they may have under applicable federal or state securities laws. Federal and state securities laws provide that any such waiver would be unenforceable. Subscribers should be aware, however, that the representations and warranties set forth above may be asserted in the defense of the Partnership, the General Partner, the Trading Advisor, DWR, or others in any subsequent litigation or other proceeding.

--------------------------------------------------------------------------------

STATE SUITABILITY REQUIREMENTS
--------------------------------------------------------------------------------

    Except as indicated below, investors in the Partnership must have a net worth (exclusive of home, furnishings, and automobiles) of at least $75,000 or, failing that standard, have a net worth (same exclusions) of at least $30,000 and an annual gross income of at least $30,000, and must make a minimum aggregate investment of $5,000, or $2,000 in the case of IRAs, or, in the case of an Exchange, the lesser of (i) $5,000 ($2,000 in the case of an IRA), (ii) the proceeds from the redemption of five units (two units in the case of an IRA) from commodity pools other than the Spectrum Series, (iii) the proceeds from the redemption of 500 units (200 units in the case of an IRA) from one, or any combination, of the Spectrum Series of commodity pools, or (iv) the proceeds from the redemption of all of the Subscriber's units of limited partnership interest in any other commodity pool for which the General Partner serves as general partner and commodity pool operator. However, the states listed below have more restrictive suitability or minimum investment requirements for Subscribers residing therein. Please read the following list to make sure that Subscriber meets the suitability and/or investment requirements for the state in which Subscriber resides. (As used below, "NW" means net worth exclusive of home, furnishings, and automobiles; "AI" means annual gross income; and "TI" means annual taxable income for federal income tax purposes.)

    ALABAMA:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    ARIZONA:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    ARKANSAS:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    CALIFORNIA:  (a) $150,000 NW, or (b) $75,000 NW and $50,000 AI.

    IOWA: (1) The minimum initial investment for IRAs is $2,500; and (2) the Subscriber has at least (a) $225,000 NW, or (b) $60,000 NW and $60,000 TI.

    KANSAS:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    KENTUCKY:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    MAINE:  (a) $200,000 NW, or (b) $50,000 NW and $50,000 AI.

    MASSACHUSETTS:  (a) $225,000 NW, or (b) $60,000 NW and $60,000 AI.

    MICHIGAN: (a) $225,000 NW and investment may not exceed 10% of NW, or (b) $60,000 NW and $60,000 AI and investment may not exceed 10% of NW.

    MISSOURI:  (a) $225,000 NW, or (b) $60,000 NW and $60,000 AI.

    NEBRASKA:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    NEW MEXICO:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    NORTH CAROLINA:  (a) $225,000 NW, or (b) $60,000 NW and $60,000 AI.

    NORTH DAKOTA:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    OHIO: (a) $150,000 NW and investment may not exceed 10% of NW, or (b) $45,000 NW and $45,000 AI and investment may not exceed 10% of NW.

    OKLAHOMA:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    OREGON:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    PENNSYLVANIA:  (a) $175,000 NW and investment may not exceed 10% of NW, or
    (b) $100,000 NW and $50,000 TI and investment may not exceed 10% of NW.

    SOUTH DAKOTA:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

    TENNESSEE:  (a) $225,000 NW, or (b) $60,000 NW and $60,000 AI.

    TEXAS:  (a) $225,000 NW, or (b) $60,000 NW and $60,000 TI.

    WASHINGTON:  (a) $150,000 NW, or (b) $45,000 NW and $45,000 AI.

--------------------------------------------------------------------------------

SIGNIFICANT DISCLOSURES
--------------------------------------------------------------------------------

    Subscriber should read the Prospectus, the Supplement and the Monthly Report in their entirety before completing this Agreement and subscribing for Units, and should carefully consider the information contained therein as well as the following information (which is set forth in detail in the Prospectus) concerning an investment in the Partnership:

        (1) The General Partner, DWR, Morgan Stanley & Co. Incorporated ("MS & Co."), Morgan Stanley & Co. International Limited ("MSIL"), the Partnership's commodity brokers, and Morgan Stanley Commodities Management, Inc., the Partnership's trading advisor, are each wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co., and conflicts of interest therefore exist. The principal business address of the General Partner is Two World Trade Center, 62nd Floor, New York, New York 10048.

        (2) MS & Co. and MSIL will receive substantial commodity brokerage fees from the Partnership, and will also realize the benefits of excess interest earned on the Partnership's funds and compensating balance benefits from deposits of the Partnership's funds, and MS & Co. will pay a portion of such amounts to DWR, all subject to certain limitations, as described in the Prospectus. A Limited Partner will consent to the execution and delivery by the General Partner on behalf of the Partnership of the Customer Agreements with MS & Co. and MSIL, and to the payment to MS & Co., MSIL, and DWR of such fees and benefits.

        (3) The performance information in the Prospectus should be read only in conjunction with the textual description and notes thereto, and such data should not be interpreted to mean that the Partnership will have similar results or will realize any profits whatsoever. A Limited Partner will be deemed to have consented to the execution and delivery by the General Partner on behalf of the Partnership of the Management Agreement with the Trading Advisor (as described in the Prospectus), and with such other trading advisors as the General Partner may retain from time to time.

        (4) Units cannot be transferred or assigned except as set forth in the Limited Partnership Agreement. Units may be redeemed at the option of a Limited Partner as of, but not before, the sixth month end following the closing at which such person first became a Limited Partner. Thereafter, Units may be redeemed as of the end of any month. However, any Units redeemed at the end of the sixth or at or prior to the end of the eleventh or twenty-fourth month after which such Units were purchased will be assessed a redemption charge equal to 2% or 1%, respectively, of the Net Asset Value of a Unit on the date of such redemption. The foregoing charges will be paid to DWR. A limited partner in any of the other commodity pools for which the General Partner serves as the general partner and commodity pool operator who redeemed all or a portion of his interest in one of such other partnerships on or after March 31, 1997, and purchases Units will not be subject to the foregoing redemption charges or restrictions under the circumstances described below. The number of Units, expressed as a percentage of Units purchased, which are not subject to a redemption charge is determined by dividing (a) the dollar amount received upon redeeming an interest in such other partnership and used to purchase Units by (b) the total investment in the Partnership. Subscribers who purchase $500,000 or more of Units will not be subject to the redemption charges described above. Units may only be redeemed upon 5 business days' written notice to the General Partner prior to the effective date of a redemption, which will be the last day of a calendar month.

        (5) All subscriptions are subject to acceptance or rejection by the General Partner in whole or in part for any reason and are irrevocable by Subscribers, subject to the limited revocation right described on page 3 of this Agreement.

--------------------------------------------------------------------------------

ACCEPTANCE OF THE LIMITED PARTNERSHIP AGREEMENT
--------------------------------------------------------------------------------

    Subscriber hereby agrees that as of the date that Subscriber's name is entered on the books of the Partnership, Subscriber shall become a Limited Partner of the Partnership. Subscriber hereby agrees to each and every term of the Limited Partnership Agreement as if Subscriber's signature were subscribed thereto. Subscriber further agrees that DWR may receipt on Subscriber's behalf for the Units purchased by Subscriber hereunder upon the issuance of such Units by the Partnership (although no certificate evidencing Unit(s) will be issued to Subscriber).

--------------------------------------------------------------------------------

POWER OF ATTORNEY AND GOVERNING LAW
--------------------------------------------------------------------------------

    Subscriber hereby irrevocably constitutes and appoints Demeter Management Corporation, the General Partner of the Partnership, as Subscriber's true and lawful Attorney-in-Fact, with full power of substitution, in Subscriber's name, place, and stead, to do all things necessary to admit Subscriber as a Limited Partner of the Partnership and to admit others as additional or substituted Limited Partners to the Partnership so long as such admission is in accordance with the terms of the Limited Partnership Agreement or any amendment thereto, to file, prosecute, defend, settle, or compromise any and all actions at law or suits in equity for or on behalf of the Partnership in connection with any claim, demand, or liability asserted or threatened by or against the Partnership, and to execute, acknowledge, swear to, deliver, file, and record on Subscriber's behalf and as necessary in the appropriate public offices, and publish: (a) the Limited Partnership Agreement and the Certificate of Limited Partnership and all amendments thereto permitted by the terms thereof; (b) all instruments that the General Partner deems necessary or appropriate to reflect any amendment, change, or modification of the Limited Partnership Agreement or the Certificate of Limited Partnership made in accordance with the terms of the Limited Partnership Agreement; (c) certificates of assumed name; and (d) all instruments that the General Partner deems necessary or appropriate to qualify or maintain the qualification of the Partnership to do business as a foreign limited partnership in other jurisdictions. Subscriber agrees to be bound by any representation made by the General Partner or any successor thereto acting in good faith pursuant to this Power of Attorney.

    The Power of Attorney granted hereby shall be deemed to be coupled with an interest and shall be irrevocable and survive the death, incapacity, dissolution, liquidation, or termination of the Subscriber.

    THIS SUBSCRIPTION AND EXCHANGE AGREEMENT AND POWER OF ATTORNEY SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT BE DEEMED A WAIVER OF ANY RIGHTS OF ACTION SUBSCRIBER MAY HAVE UNDER APPLICABLE FEDERAL OR STATE SECURITIES LAW.

--------------------------------------------------------------------------------

RECEIPT OF DOCUMENTATION
--------------------------------------------------------------------------------

    The regulations of the Commodity Futures Trading Commission require that the undersigned Subscriber be given copies of the Prospectus, the Supplement, and the most current monthly account statement (report) for the Partnership. The undersigned hereby acknowledges receipt of the Prospectus, the Supplement, and the Monthly Report.

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.
                     UNITS OF LIMITED PARTNERSHIP INTEREST
                          SUBSCRIPTION SIGNATURE PAGE
                   PLEASE PRINT OR TYPE. USE BLACK INK ONLY.
    PAGES 9 AND 10, THE SUBSCRIPTION SIGNATURE PAGE, SHOULD BE DELIVERED TO THE LOCAL DEAN WITTER BRANCH OFFICE AND MUST BE RECEIVED BY THE GENERAL PARTNER AT TWO WORLD TRADE CENTER, 62ND FLOOR, NEW YORK, NEW YORK 10048-0026, AT LEAST FIVE BUSINESS DAYS PRIOR TO THE CLOSING.
    The Subscriber named below, by execution and delivery of this Signature Page and by payment of the purchase price for Units of Limited Partnership Interest ("Units") in Morgan Stanley Tangible Asset Fund L.P. (the "Partnership"), hereby subscribes for Units at the applicable Closing, at a price equal to 100% of the Net Asset Value as of the close of business on the last day of the month immediately preceding the Closing, all as described in the Prospectus. Unless otherwise provided under "State Suitability Requirements," the minimum investment in the Partnership is $5,000 or $2,000 in the case of IRAs. Existing Limited Partners who desire to make an additional investment in the Partnership may subscribe for Units at a subsequent Closing with a minimum investment of $1,000.

    BY SUCH EXECUTION AND PAYMENT, THE SUBSCRIBER ACKNOWLEDGES RECEIPT OF THE PROSPECTUS OF THE PARTNERSHIP DATED NOVEMBER 10, 1997, THE SUPPLEMENT THERETO DATED JULY 10, 1998, AND THE PARTNERSHIP'S MOST RECENT MONTHLY REPORT (COLLECTIVELY, THE "PROSPECTUS"), INCLUDING THE LIMITED PARTNERSHIP AGREEMENT AND THIS SUBSCRIPTION AND EXCHANGE AGREEMENT AND POWER OF ATTORNEY, THE TERMS OF WHICH GOVERN THE INVESTMENT IN THE UNITS BEING SUBSCRIBED FOR HEREBY.

--------------------------------------------------------------------------------
ITEM 1 -- SUBSCRIBER (SUBSCRIBER MUST SIGN BELOW TAX REPRESENTATION)
--------------------------------------------------------------------------------

DWR ACCOUNT NO.                                                            MSTAF            $

                             -                      AMOUNT OF SUBSCRIPTION
TAXABLE INVESTORS                                                                   NON-TAXABLE INVESTORS
 / / / / / / -- / / / / -- / / / / / / / / OR  / / / / -- / / / / / / / / / / / / / OR / / / / / / / / / / / / / / / / / / / / / /
Social Security Number of: (check one)    Taxpayer ID Number for: (check one)     Soc. Sec. #/Taxpayer ID # for: (check
                                                                                                                   one)
/ / Individual Ownership                  / /Trust other than Grantor or            / /IRA (the DWR Branch Manager must
                                                 Revocable Trust                           sign below for IRA accounts)
/ /Joint Tenants with Rights of
       Survivorship                       / / Estate                                / /Employee Benefit Plan
                                                                                    (Participant
/ / Tenants in Common                     / /UGMA/UTMA (Minor)                             Directed)
/ / Community Property                    / / Partnership                           / / Defined Benefit Plan (Other)
/ /Grantor or other Revocable Trust       / / Corporation                           / / Other (specify)

      ALL SUBSCRIBERS (OR BRANCH MANAGERS IN THE CASE OF AN IRA) MUST SIGN

 UNITED STATES TAXABLE INVESTORS:                        OR     NON-UNITED STATES INVESTORS
 / / Check box if Subscriber is subject to backup               Under penalties of perjury, by signature below, the
     withholding under the provisions of Section                Subscriber certifies that such Subscriber is NOT
     3406(a)(1)(C) of the Internal Revenue Code.                (a) a citizen or resident of the United
If Subscriber's taxable year is other than the calendar            States;
 year, indicate the date on which                               (b) or, a United States corporation, partnership,
    Subscriber's taxable year                                       estate or trust.
 ends  ...............................................
 Under penalties of perjury, by signing below, I
 certify that the Social Security Number (or Taxpayer
 ID Number) above to be the true, correct and complete
 Social Security Number (or Taxpayer ID Number) and
 that all the information above is true, correct and
 complete.
 X

(Signature of Subscriber or Officer, Partner or Trustee of Subscriber or Branch Manager            Date
in the case of an IRA)

If Subscriber is an        Type or Print Name of Entity: .........................................................
Entity:

                           Name: ................................................................  Date: .........

                           Title: ................................................................................

Full Name of Account..............................................................................................
                           (Subscriber's Name or Name of Trust or Custodial Account--do not use initials)

Subscriber is a resident of  ........................  and a citizen of  ........................
                           (name of country)                            (name of country)

Street Address ...................................................................................................
                           (MUST be residence address--P.O. Box alone not acceptable)

City  ...................  State  .............  Zip Code  .............  Tel. No. ( ............. )  ............

/ / Check here if Subscriber is a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate that is a dealer in commodities or otherwise engaged in a trade or business within the U.S.A. to which income, gain or loss from the Partnership would be treated as effectively connected. (Subscriber must complete Form W-8 which may be obtained from DWR Financial Advisor.)

COMPLETE, IF APPLICABLE (MUST BE COMPLETED IF THERE IS A CO-SUBSCRIBER, TRUSTEE
                                 OR CUSTODIAN):

Name .................................................. Telephone Number ( ................. ) ................
The person or entity above is a/an (check one)

 / / Co-Subscriber                    / / Trustee or Custodian             / / Authorized Person, if an
                                                                           Institutional Trustee

Street Address .................................................................

                               (P. O. Box alone not acceptable)

City .......................................................  State  .....................  Zip Code  ....................

Co-Subscriber, Trustee or Custodian is a resident of .......  and a citizen of ...........................................

Minor (if not a gift) is a resident of .....................  and a citizen of ...........................................

--------------------------------------------------------------------------------
ITEM 2 -- SIGNATURE(S)--SUBSCRIBER(S) MUST SIGN UNDER TAX REPRESENTATION ON PRECEDING PAGE AND BELOW
--------------------------------------------------------------------------------

(INDIVIDUAL OR JOINT SUBSCRIPTION, INCLUDING PARTICIPANT-DIRECTED EMPLOYEE BENEFIT PLAN OR IRA SUBSCRIPTION)

If this subscription is for a joint or community property account, the statements, representations, and warranties set forth in this Subscription and Exchange Agreement and Power of Attorney shall be deemed to have been made by each owner of the account.

* If the Units will be owned by joint owners, tenants in common, or as community property, signatures of all owners are required.

* In the case of a participant-directed employee benefit plan or IRA, the beneficiary must sign immediately below and the trustee or custodian must sign below under "Entity Subscription".

X                                                                X
(Signature of Subscriber)                       Date             (Signature of Co-Subscriber)                    Date

(ENTITY SUBSCRIPTION)

ACCEPTANCE OF SUBSCRIPTION ON BEHALF OF EMPLOYEE BENEFIT PLANS (INCLUDING IRAS) IS IN NO RESPECT A REPRESENTATION BY THE GENERAL PARTNER OR DWR THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN.

The undersigned corporate officer, partner or trustee hereby certifies and warrants that s/he has full power and authority from or on behalf of the entity named below and its shareholders, partners, or beneficiaries to complete, execute and deliver this Subscription and Exchange Agreement and Power of Attorney on their behalf and to make the statements, representations, and warranties made herein on their behalf, and that investment in the Partnership is authorized under applicable law and the governing documents of the entity, has been affirmatively authorized by the governing board or body, if any, of the entity, and is legally permissible.

 .............................                               X
(Type or Print Name of Entity)  (Signature)                                                 Date

Print Name  ..................  Title  .......................

--------------------------------------------------------------------------------
ITEM 3 -- BRANCH MANAGER AND FINANCIAL ADVISOR USE ONLY (COMPLETED IN FULL AND IN INK)
--------------------------------------------------------------------------------

 THE UNDERSIGNED FINANCIAL ADVISOR HEREBY CERTIFIES THAT:      THE FINANCIAL ADVISOR MUST SIGN BELOW IN ORDER TO
 (1) the above signature(s) is/are true and correct;           SUBSTANTIATE COMPLIANCE WITH NASD CONDUCT RULE 2810.
 (2) s/he has informed the Subscriber about the liquidity      X ........................................................
     and marketability of the Units as set forth in the                          FINANCIAL ADVISOR'S SIGNATURE
     Prospectus;                                               ..........................................................
 (3) based on information obtained from the Subscriber                  Type or Print Full Name of Financial Advisor
     concerning this Subscriber's investment objectives,       Telephone
     other investments, financial situation, needs and any     Number  ( ............. ) ...................................
     other relevant information, that s/he reasonably          THE UNDERSIGNED BRANCH MANAGER HEREBY CERTIFIES THAT:
     believes that:                                            (1) the above signature(s) is/are true and correct.
   (a) such Subscriber is or will be in a financial position   (2) the above client(s) is/are suitable.
       appropriate to enable such Subscriber to realize the    X
       benefits of the Partnership as described in the         BRANCH MANAGER'S SIGNATURE
 Prospectus;                                                    .........................................................
   (b) such Subscriber has a net worth sufficient to sustain   Type or Print Full Name of Branch Manager
       the risk inherent in the Partnership (including loss
       of investment and lack of liquidity); and
   (c) the Partnership is otherwise a suitable investment
       for such Subscriber; and
 (4) the Subscriber received the Prospectus at least five
     business days prior to the Closing.

  Please drop a BUY ticket upon receipt of a completed Subscription Agreement.

                    MORGAN STANLEY TANGIBLE ASSET FUND L.P.
                     UNITS OF LIMITED PARTNERSHIP INTEREST
                            EXCHANGE SIGNATURE PAGE
                   PLEASE PRINT OR TYPE. USE BLACK INK ONLY.
    PAGES 11 AND 12, THE EXCHANGE SIGNATURE PAGE, SHOULD BE DELIVERED TO THE LOCAL DEAN WITTER BRANCH OFFICE AND MUST BE RECEIVED BY THE GENERAL PARTNER AT TWO WORLD TRADE CENTER, 62ND FLOOR, NEW YORK, NEW YORK 10048-0026, AT LEAST FIVE BUSINESS DAYS PRIOR TO THE CLOSING.
    The Subscriber named below, by execution and delivery of this Signature Page, hereby redeems the units of limited partnership interest of the limited partnership identified in Item 1 below and, by application of the proceeds of such redemption to the payment of the purchase price for Units of Limited Partnership Interest ("Units") in Morgan Stanley Tangible Asset Fund L.P. ("MSTAF" or the "Partnership"), hereby subscribes for Units at the applicable Closing, at a price equal to 100% of the Net Asset Value as of the close of business on the last day of the month immediately preceding the Closing, all as described in the Prospectus. Redemption of units of any partnership for an exchange must be in whole units, unless Subscriber is redeeming its entire interest in such partnership.
    BY SUCH EXECUTION AND PAYMENT, THE SUBSCRIBER ACKNOWLEDGES RECEIPT OF THE PROSPECTUS OF THE PARTNERSHIP DATED NOVEMBER 10, 1997, THE SUPPLEMENT THERETO DATED JULY 10, 1998, AND THE PARTNERSHIP'S MOST RECENT MONTHLY REPORT (COLLECTIVELY, THE "PROSPECTUS"), INCLUDING THE LIMITED PARTNERSHIP AGREEMENT AND THIS SUBSCRIPTION AND EXCHANGE AGREEMENT AND POWER OF ATTORNEY, THE TERMS OF WHICH GOVERN THE INVESTMENT IN THE UNITS BEING SUBSCRIBED FOR HEREBY.


--------------------------------------------------------------------------------
ITEM 1 -- SUBSCRIBER (SUBSCRIBER MUST SIGN BELOW TAX REPRESENTATION)
--------------------------------------------------------------------------------

DWR ACCOUNT NO.

                                -

SYMBOL FOR FUND FROM WHICH                                   SPECIFY QUANTITY OF UNITS TO BE REDEEMED
UNITS TO BE REDEEMED                                              (CHECK BOX IF ENTIRE INTEREST;
                                                                   INSERT NUMBER IF WHOLE UNITS)

/ / / / / / / / / /                            / /  ENTIRE INTEREST  OR
-
---------------
---------------
- WHOLE UNITS  TO
- MSTAF
-
-------------------------------------------------------------------------
-------------------------------------------------------------------------

The Subscriber hereby authorizes Demeter Management Corporation to redeem the above quantity of units of limited partnership interest set forth opposite the symbol of the partnership identified on the left above at the "Net Asset Value" thereof, as defined in the limited partnership agreement of such partnership, less any redemption charges, and to utilize the net proceeds thereof to purchase Units in MSTAF as indicated. The Subscriber may redeem either (a) whole units of limited partnership interest, with a minimum redemption equal to the lesser of
(i) $5,000 ($2,000 in the case of an IRA), (ii) the proceeds from the redemption of a minimum of 5 units (2 units in the case of an IRA) from a partnership other than those in the Dean Witter Spectrum Series ("Spectrum"), or (iii) the proceeds from the redemption of 500 units (200 units in the case of an IRA) from one, or any combination, of Spectrum partnerships; or (b) his entire interest in a partnership.

 TAXABLE INVESTORS                                                                  NON-TAXABLE INVESTORS
 / / / / / / -- / / / / -- / / / / / / / / OR  / / / / -- / / / / / / / / / / / / / OR / / / / / / / / / / / / / / / / / / / / / /
Social Security Number of: (check one)    Taxpayer ID Number for: (check one)     Soc. Sec. #/Taxpayer ID # for: (check
                                                                                                                   one)
/ /  Individual Ownership                 / /  Trust other than Grantor or          / /  IRA (the DWR Branch Manager
                                                   Revocable Trust                       must  sign below for IRA
/ /  Joint Tenants with Rights of                                                        accounts)
         Survivorship                     / /  Estate
                                                                                    / /  Employee Benefit Plan
/ /  Tenants in Common                    / /  UGMA/UTMA (Minor)                    (Participant-
                                                                                             Directed)
/ /  Community Property                   / /  Partnership
                                                                                    / /  Defined Benefit Plan (Other)
/ /  Grantor or other Revocable           / /  Corporation
     Trust                                                                          / /  Other (specify)

      ALL SUBSCRIBERS (OR BRANCH MANAGERS IN THE CASE OF AN IRA) MUST SIGN

 UNITED STATES TAXABLE INVESTORS                       OR       NON-UNITED STATES INVESTORS
 / / Check box if Subscriber is subject to backup               Under penalties of perjury, by signature below, the
     withholding under the provisions of Section                Subscriber certifies that such Subscriber is NOT
     3406(a)(1)(C) of the Internal Revenue Code.                (a) a citizen or resident of the United
If Subscriber's taxable year is other than the calendar            States;
 year, indicate the date on which                               (b) or, a United States corporation, partnership,
    Subscriber's taxable year                                       estate or trust.
 ends  ...............................................
 Under penalties of perjury, by signing below, I
 certify that the Social Security Number (or Taxpayer
 ID Number) above to be the true, correct and complete
 Social Security Number (or Taxpayer ID Number) and
 that all the information above is true, correct and
 complete.
 X
 (Signature of Subscriber or Officer, Partner or                                        Date
 Trustee of Subscriber [or Branch Manager in the case
 of an IRA])

If Subscriber is an Entity: Type or Print Name of Entity:  ...........................................................

                           Name:  ...................................... Date: ......................................

                           Title:  ..................................................................................

Full Name of Account ....................................................................................................
                    (Subscriber's Name or Name of Trust or Custodial Account--do not use initials)
Subscriber is a resident of ........................................... and a citizen of ...........................................
                                        (name of country)                                            (name of country)
Street Address ....................................................................................................................
                                   (MUST be residence address -- P. O. Box alone not acceptable)

City........................................................ State.......... Zip Code....... Tel. No. ( ....... ) ......

/ / Check here if Subscriber is a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate that is a dealer in commodities or otherwise engaged in a trade or business within the U.S.A. to which income, gain or loss from the Partnership would be treated as effectively connected. (Subscriber must complete Form W-8 which may be obtained from DWR Financial Advisor.)

COMPLETE, IF APPLICABLE (MUST BE COMPLETED IF THERE IS A CO-SUBSCRIBER, TRUSTEE
                                 OR CUSTODIAN):

Name  ............... Telephone Number ( ......... )  ..........................
                   The person or entity above is a/an (check one)

                                                             / /  Authorized Person, if an
 / /  Co-Subscriber            / /  Trustee or Custodian     Institutional Trustee

Street Address  ................................................................
                            (P. O. Box alone not acceptable)

City................................................................................................ State.......... Zip Code.......

Co-Subscriber, Trustee or Custodian
is a resident of................... and a citizen of...................

Minor (if not a gift) is a resident
of................................. and a citizen of...................

--------------------------------------------------------------------------------
ITEM 2 -- SIGNATURE(S)--SUBSCRIBER(S) MUST SIGN UNDER TAX REPRESENTATION ON PRECEDING PAGE AND BELOW
--------------------------------------------------------------------------------

(INDIVIDUAL OR JOINT SUBSCRIPTION, INCLUDING PARTICIPANT-DIRECTED EMPLOYEE BENEFIT PLAN OR IRA SUBSCRIPTION)

If this subscription is for a joint or community property account, the statements, representations, and warranties set forth in this Subscription and Exchange Agreement and Power of Attorney shall be deemed to have been made by each owner of the account.

* If the Units will be owned by joint owners, tenants in common, or as community property, signatures of all owners are required.

* In the case of a participant-directed employee benefit plan or IRA, the beneficiary must sign immediately below and the trustee or custodian must sign below under "Entity Subscription".

                   X                                                              X
       (Signature of Subscriber)                 Date               (Signature of Co-Subscriber)                Date

(ENTITY SUBSCRIPTION)

    ACCEPTANCE OF SUBSCRIPTION ON BEHALF OF EMPLOYEE BENEFIT PLANS (INCLUDING
IRAS) IS IN NO RESPECT A REPRESENTATION BY THE GENERAL PARTNER OR DWR THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN.

    The undersigned corporate officer, partner or trustee hereby certifies and warrants that s/he has full power and authority from or on behalf of the entity named below and its shareholders, partners, or beneficiaries to complete, execute and deliver this Subscription and Exchange Agreement and Power of Attorney on their behalf and to make the statements, representations, and warranties made herein on their behalf, and that investment in the Partnership is authorized under applicable law and the governing documents of the entity, has been affirmatively authorized by the governing board or body, if any of the entity, and is legally permissible.

 ....................................................... X .....................................................
(Type or Print Name of Entity)                         (Signature)                          Date
Print Name ............................................ Title .................................................

--------------------------------------------------------------------------------
ITEM 3 -- BRANCH MANAGER AND FINANCIAL ADVISOR USE ONLY (COMPLETED IN FULL AND IN INK)
--------------------------------------------------------------------------------

 The undersigned Financial Advisor hereby                 THE FINANCIAL ADVISOR MUST SIGN BELOW IN
 certifies that:                                          ORDER TO SUBSTANTIATE COMPLIANCE WITH NASD
 (1) the above signature(s) is/are true and                           CONDUCT RULE 2810.
     correct;                                                                 X
 (2) s/he has informed the Subscriber about                     FINANCIAL ADVISOR'S SIGNATURE
     the liquidity and marketability of the               ..................................................
     Units as set forth in the Prospectus;                          ......................
 (3) based on information obtained from the                 Type or Print Full Name of Financial
     Subscriber concerning this Subscriber's                               Advisor
     investment objectives, other                                         Telephone
     investments, financial situation, needs               Number  ( ............. )  ............
     and any other relevant information,                  .......................
     that s/he reasonably believes that:                    THE UNDERSIGNED BRANCH MANAGER HEREBY
   (a) such Subscriber is or will be in a                              CERTIFIES THAT:
       financial position appropriate to                 (1) the above signature(s) is/are true and
       enable such Subscriber to realize the                                correct.
       benefits of the Partnership as                     (2) the above client(s) is/are suitable.
       described in the Prospectus;                                           X
   (b) such Subscriber has a net worth                           BRANCH MANAGER'S SIGNATURE
sufficient to sustain the risk inherent in                 .........................................
the Partnership (including loss of                        Type or Print Full Name of Branch Manager
investment and lack of liquidity); and
   (c) the Partnership is otherwise a
       suitable investment for such
       Subscriber; and
 (4) the Subscriber received the Prospectus
     at least five business days prior to
     the Closing.

   Please drop an EXG ticket upon receipt of a completed Exchange Agreement.